Exhibit 10.1

Contract number (FI No): 97869 Serapis No: 2024-0179 EIB Internal Classification Level – Corporate Use

IO BIOTECH (IEU LS)

Finance Contract

between the

European Investment Bank

and

IO Biotech ApS

Luxembourg and Copenhagen 19 December 2024

WHEREAS:		6

ARTICLE 1		7

1.1	INTERPRETATION	7

1.2	CALCULATIONS OF BASKETS, ETC.	8

1.3	DEFINITIONS	8

ARTICLE 2		18

2.1	AMOUNT OF CREDIT	18

2.2	DISBURSEMENT PROCEDURE	18

2.2.1	TRANCHES	18
2.2.2	DISBURSEMENT OFFER	18
2.2.3	DISBURSEMENT ACCEPTANCE	19

2.3	DISBURSEMENT ACCOUNT	19

2.4	CURRENCY OF DISBURSEMENT	19

2.5	CONDITIONS OF DISBURSEMENT	19

2.5.1	INITIAL DOCUMENTARY CONDITIONS PRECEDENT	19
2.5.2	ALL TRANCHES - DOCUMENTARY CONDITIONS PRECEDENT	20
2.5.3	ALL TRANCHES – OTHER CONDITIONS	20
2.5.4	TRANCHE A – ADDITIONAL CONDITIONS PRECEDENT	20
2.5.5	TRANCHE B – ADDITIONAL CONDITIONS PRECEDENT	20
2.5.6	TRANCHE C – ADDITIONAL CONDITIONS PRECEDENT	21

2.6	CANCELLATION	21

2.7	FEE FOR CANCELLATION OF AN ACCEPTED TRANCHE	22

2.8	CANCELLATION AFTER EXPIRY OF THE CREDIT	22

2.9	DROP DEAD FEES	22

2.10	SUMS DUE UNDER ARTICLE 2	22

ARTICLE 3		23

3.1	AMOUNT OF LOAN	23

3.2	CURRENCY OF REPAYMENT, INTEREST AND OTHER CHARGES	23

ARTICLE 4		23

4.1	PAYMENT IN KIND (PIK) INTEREST	23

4.2	WARRANTS	23

4.3	INTEREST ON OVERDUE SUMS	23

ARTICLE 5		24

5.1	SINGLE INSTALMENT	24

5.2	VOLUNTARY PREPAYMENT	24

5.2.1	PREPAYMENT OPTION	24
5.2.2	PREPAYMENT FEE	24
5.2.3	PREPAYMENT MECHANICS	24

5.3	COMPULSORY PREPAYMENT AND CANCELLATION	24

5.3.1	INVESTMENT COST REDUCTION EVENT	24
5.3.2	CHANGE EVENTS	25
5.3.3	ILLEGALITY EVENT	25
5.3.4	VOLUNTARY NON-EIB PREPAYMENT EVENT	25
5.3.5	DISPOSALS	25
5.3.6	PREPAYMENT FEE	26

5.3.7	PREPAYMENT MECHANICS	26

5.4	GENERAL	26

ARTICLE 6		26

6.1	DAY COUNT CONVENTION	26

6.2	TIME AND PLACE OF PAYMENT	26

6.3	NO SET-OFF BY THE BORROWER	27

6.4	DISRUPTION TO PAYMENT SYSTEMS	27

6.5	APPLICATION OF SUMS RECEIVED	27

6.5.1	GENERAL	27

6.5.2	PARTIAL PAYMENTS	27

6.5.3	ALLOCATION OF SUMS RELATED TO TRANCHES	27

ARTICLE 7		27

7.1	REPRESENTATIONS AND WARRANTIES	27

7.2	UNDERTAKINGS	28

ARTICLE 8		28

8.1	TAXES, DUTIES AND FEES	28

8.2	OTHER CHARGES	28

8.3	INCREASED COSTS, INDEMNITY AND SET-OFF	28

ARTICLE 9		29

9.1	RIGHT TO DEMAND REPAYMENT	29

9.2	OTHER RIGHTS AT LAW	30

9.3	PREPAYMENT FEE	30

9.4	NON-WAIVER	30

9.5	AUTOMATIC ACCELERATION	30

ARTICLE 10		31

10.1	GOVERNING LAW	31

10.2	JURISDICTION	31

10.3	PLACE OF PERFORMANCE	31

10.4	EVIDENCE OF SUMS DUE	31

10.5	ENTIRE AGREEMENT	31

10.6	INVALIDITY	31

10.7	AMENDMENTS	31

10.8	COUNTERPARTS	31

10.9	ASSIGNMENT AND TRANSFER BY THE BANK	32

10.10	NO MNPI OR PROHIBITED DISCLOSURES	32

ARTICLE 11		34

11.1	NOTICES	34

11.1.1	FORM OF NOTICE	34

11.1.2	ADDRESSES	34

11.1.3	DEMAND AFTER NOTICE TO REMEDY	35

11.2	US PATRIOT ACT	35

11.3	ENGLISH LANGUAGE	35

SCHEDULE A		37

INVESTMENT SPECIFICATION AND REPORTING		37

INVESTMENT INFORMATION TO BE SENT TO THE BANK AND METHOD OF TRANSMISSION		38

SCHEDULE B		41

DEFINITION OF EURIBOR		41

SCHEDULE C		43

FORM OF DISBURSEMENT OFFER/ACCEPTANCE		43

SCHEDULE D		45

FORM OF DRAWDOWN CERTIFICATE		45

SCHEDULE E		46

FORM OF COMPLIANCE CERTIFICATE		46

SCHEDULE F		47

INITIAL DOCUMENTARY CONDITIONS PRECEDENT		47

SCHEDULE G		49

REPRESENTATIONS AND WARRANTIES		49

SCHEDULE H		52

GENERAL UNDERTAKINGS		52

SCHEDULE I		63

INFORMATION AND VISITS		63

SCHEDULE J		67

POSITIVE PHASE II STUDY		67

THIS CONTRACT IS MADE BETWEEN:

the European Investment Bank having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, represented by Maria-Teresa Massaad and Yu Zhang	(the “Bank”)

of the first part, and

IO Biotech ApS (company number 36474483) a private limited liability company incorporated in Denmark, having its registered office at C/O COBIS Ole Maaløes Vej 3, 2200 København N represented by Mai-Britt Zocca

(the “Borrower”)

of the second part.

The Bank and the Borrower together are referred to as the “Parties” and any of them is a “Party”.

WHEREAS:

(A)

The Borrower has stated that it is undertaking a research and development project relating to an innovative immunotherapeutic cancer vaccine to treat melanoma as more particularly described in the technical description (the “Technical Description”) set out in Schedule A (Investment Specification and Reporting) (the “Investment”). The total cost of the Investment, as estimated by the Bank, is EUR 100,000,000.00 (one hundred million euro).

(B)

The Bank, considering that the financing of the Investment falls within the scope of its functions, agreed to provide the Borrower with a credit in an amount of EUR 37,500,000.00 (thirty-seven million five hundred thousand euro) under this Finance Contract (the “Contract”) to finance the Investment; provided that the amount of the loan hereunder and any loan provided by another implementing partner under the InvestEU Fund (as defined below) shall not, in any case, together exceed 50% (fifty per cent.) of the total cost of the Investment.

(C)

The Borrower is a subsidiary of IO Biotech, Inc. (file no. 5924808), a company incorporated in Delaware, having its registered office at 430 E 29th St., Suite 940, New York, NY 10016 and publicly listed on the NASDAQ stock exchange (NASDAQ: IOBT) (the “Parent”).

(D)

The Parent has further agreed to grant the Bank certain rights to purchase shares of the common stock of Parent pursuant to the Warrant Agreements (as defined below) in the Parent as remuneration for the Loan (as defined below) and in accordance with the terms of a Warrant Issuance Agreement (as defined below) and to take all actions available to it and its corporate bodies (including passing all necessary corporate resolutions) to enable the Parent to grant such rights and to execute such Warrant Agreements as set out in the Warrant Issuance Agreement.

(E)

On or around the date of this Contract, the Parties have entered into a side letter to reflect their non-binding commercial understanding that, subject to the Bank’s credit approval and to agreement on terms, the Bank will consider a subsequent request by the Borrower to provide additional funding to the Investment or other project investment costs acceptable to the Bank in an amount to be agreed but not exceeding EUR 20,000,000 (twenty million euro).

(F)	This operation benefits from support from the European Union under the InvestEU Fund.

(G)

The statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union; and, accordingly, the terms and conditions of the Bank’s loan operations must be consistent with relevant policies of the European Union.

(H)

The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances and has therefore established its transparency policy, the purpose of which is to enhance the accountability of the Bank’s group towards its stakeholders and the citizens of the European Union in general.

(I)

The processing of personal data shall be carried out by the Bank in accordance with applicable EU Law on the protection of individuals with regard to the processing of personal data by the European Union institutions and bodies and on the free movement of such data. For the purposes of the GDPR (as defined below) and Regulation (EU) 2018/1725, the Parties acknowledge their mutual understanding that each Party will act as an independent controller, and not a processor on behalf of or joint controller with the other Party, when processing personal data in connection with this Contract.

(J)

The Bank supports the implementation of international and European Union standards in the field of anti-money laundering and countering the financing of terrorism and promotes tax good governance standards. It has established policies and procedures to avoid the risk of misuse of its funds for purposes which are illegal or abusive in relation to applicable laws. The Bank’s group statement on tax fraud, tax evasion, tax avoidance, aggressive tax planning, money laundering and financing of terrorism is available on the Bank’s website and offers further guidance to the Bank’s contracting counterparties.

It is hereby agreed as follows:

ARTICLE 1

Interpretation and definitions

1.1	Interpretation

In this Contract:

(a)

references to “Articles”, “Recitals”, “Schedules” and “(Sub-)Paragraphs” are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and (sub-)paragraphs of schedules to, this Contract. All Recitals and Schedules form part of this Contract;

(b)	references to “law” or “laws” mean:

(i)

any applicable law and any applicable treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which is binding or applicable case law; and

(ii)	EU Law;

(c)	references to “applicable law”, “applicable laws” or “applicable jurisdiction” mean:

(i)

a law or jurisdiction applicable to the Borrower and/or any other Obligor (as the context requires), its rights and/or obligations (in each case arising out of or in connection with the Finance Documents), its capacity and/or assets and/or the Investment; and/or, as applicable;

(ii)	a law or jurisdiction (including in each case the Bank’s Statute) applicable to the Bank, its rights, obligations, capacity and/or assets;

(d)	references to a provision of law or a treaty are references to that provision as amended, supplemented, restated or re-enacted;

(e)	references to any Finance Document or other agreement or instrument are references to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(f)	words and expressions in plural shall include singular and vice versa;

(g)	a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived;

(h)

terms defined in the GDPR (as defined below), including the terms “controller”, “data subject”, “personal data”, “processing” and “processor”, have the same meanings when used in Recital (I) to, or Paragraph 25 (Data Protection) of Schedule H (General Undertakings) of, this Contract;

(i)

references to “month” mean a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that and subject to the definition of Payment Date, Article 6.1 (Day count convention) and Schedule B (Definition of EURIBOR) and unless provided otherwise in this Contract:

(i)

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(j)	a reference in this Contract to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Bank.

1.2	Calculations of baskets, etc.

Any amounts incurred or transaction undertaken on the basis of any basket, test or permission in this Contract where an element is determined by reference to Total Assets (a “Relevant Basket”) shall (provided that such amounts are, at the time of incurrence, duly and properly incurred in accordance with the relevant basket, test or permission) be treated as having been duly and properly incurred without the occurrence of a Default or an Event of Default even in the event that such Relevant Basket subsequently decreases by virtue of the operation of that calculation.

1.3	Definitions

In this Contract:

“4th and 5th AML Directives” means Directive 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing (the “4th AML Directive”), as amended by Directive 2018/843 of the European Parliament and of the Council of 30 May 2018.

“Accepted Tranche” means a Tranche in respect of which a Disbursement Offer has been duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline

“acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal).

“Affiliate” means in respect of any entity, another entity that directly or indirectly is in Control of, is Controlled by, or is under common Control with that entity.

“AML Criminal Law Directive” means Directive (EU) 2018/1673 of the European Parliament and of the Council of 23 October 2018 on combating money laundering by criminal law.

“AML Directives” means the 4th and 5th AML Directives and the AML Criminal Law Directive.

“Authorisation” means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means a person authorised to sign individually or jointly (as the case may be) Disbursement Acceptances on behalf of the Borrower and named in the most recent List of Authorised Signatories and Accounts received by the Bank prior to the receipt of the relevant Disbursement Acceptance.

“Automatic Acceleration Event” has the meaning given to that term in Article 9.5 (Automatic Acceleration).

“Business Day” means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Copenhagen and Luxembourg.

“Cancellation Fee” means, in relation to the cancellation of an Accepted Tranche by the Borrower under sub-paragraph (a) of Article 2.7 (Fee for cancellation of an Accepted Tranche), or in relation to an amount cancelled by the Bank under sub-paragraphs (b) or (c) of Article 2.7 (Fee for cancellation of an Accepted Tranche), a fee of 2% (two hundred basis points) of the cancelled amount.

“Change in the Beneficial Ownership” means a change in the ultimate ownership or control of an entity according to the definition of “beneficial owner” set out in article 3(6) of the 4th AML Directive it being specified that, for the purposes of this Contract the threshold of beneficial ownership is set at 10% (ten per cent.).

“Change-of-Control Event” means any person or group of persons acting in concert gains Control of the Parent or of any entity directly or ultimately Controlling the Parent.

“Change-of-Law Event” means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the reasonable opinion of the Bank, would materially impair an Obligor’s ability to perform its obligations under the Finance Documents.

“Code” means the US Internal Revenue Code of 1986.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule E (Form of Compliance Certificate).

“Contract” has the meaning given to it in Recital (B).

“Contract Number” means the Bank generated number identifying this Contract and indicated on the cover page of this Contract after the letters “FI N°”.

“Control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise and, for the avoidance of doubt, owning more than 50% (fifty per cent.) of the shares of an entity would constitute Control, and “Controlling” has corresponding meaning.

“Credit” has the meaning given to it in Article 2.1 (Amount of Credit).

“Cross-border Project” means a financing operation which:

(a)	involves entities located or established in one or more Member State(s); and

(b)

extends to one or more third countries, including acceding States, candidate countries and potential candidates, countries falling within the scope of the European Neighbourhood Policy, the European Economic Area or the European Free Trade Area, to an overseas country or territory linked to a Member State as set out in Annex II to the TFEU (OCT).

“Declaration of Honour” means the “Declaration of Honour under InvestEU operations” signed by the Borrower on 6 December 2024.

“Default” means an Event of Default or any event or circumstance specified in Article 9 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under this Contract or any combination of any of the foregoing) be an Event of Default.

“Disbursement Acceptance” means a copy of the Disbursement Offer duly countersigned by the Borrower in accordance with the List of Authorised Signatories and Accounts.

“Disbursement Acceptance Deadline” means the date and time of expiry of a Disbursement Offer as specified therein.

“Disbursement Account” means, in respect of each Tranche, the bank account to which disbursements may be made under this Contract, as set out in the most recent List of Authorised Signatories and Accounts.

“Disbursement Date” means the date on which disbursement of a Tranche is made by the Bank.

“Disbursement Offer” means a letter substantially in the form set out in Schedule C (Form of Disbursement Offer/Acceptance).

“Dispute” has the meaning given to it in Article 10.2 (Jurisdiction).

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or

(b)

the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that Party from:

(i)	performing its payment obligations under this Contract; or

(ii)	communicating with the other Party in accordance with the terms of this Contract,

and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Drop Dead Fees” has the meaning given to such term in Article 2.9 (Drop Dead Fees).

“EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)

before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any Group Company (calculated on a consolidated basis) in respect of that Relevant Period;

(b)	not including any accrued interest owing to any Group Company;

(c)	after adding back any amount attributable to the amortisation or depreciation of assets of members of the Group;

(d)	before taking into account any Exceptional Items;

(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any Group Company which is attributable to minority interests;

(f)	plus or minus the Group’s share of the profits or losses (after finance costs and tax) of entities which are not Group Companies;

(g)	before taking into account any unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis); and

(h)	before taking into account any gain arising from an upward revaluation of any other asset,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“Eligible Territory” means the territory of:

(a)	a Member State or an overseas country or territory linked to a Member State as set out in Annex II to the TFEU (OCT);

(b)	Norway and Iceland;

(c)	a third country to which the Contract extends in case of Cross-border Projects; or

(d)	another third country, where necessary for the financing of a project in a country or territory referred to in points (a), (b) or (c) above.

“Environment” means the following:

(a)	fauna and flora, living organisms including the ecological systems;

(b)	land, soil, water (including marine and coastal waters), air, climate and the landscape (natural or man-made structures, whether above or below ground);

(c)	cultural heritage (natural, tangible and intangible);

(d)	the built environment; and

(e)	human health and wellbeing.

“Environmental and Social Approval” means any Authorisation required by Environmental and Social Law.

“Environmental or Social Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental and Social Law.

“Environmental and Social Law” means:

(a)	EU Law, including principles and standards;

(b)	Danish national laws; and

(c)	applicable international treaties,

in each case of which a principal objective is the preservation, protection or improvement of the Environment and/or the protection or improvement of Social Matters.

“EU Law” means the acquis communautaire of the European Union as expressed through the Treaties of the European Union, the regulations, directives, delegated acts, implementing acts, principles, decisions and the case law of the Court of Justice of the European Union.

“EUR” or “euro” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union.

“EURIBOR” has the meaning given to it in Schedule B (Definition of EURIBOR).

“Event of Default” means any of the circumstances, events or occurrences specified in Article 9 (Events of Default).

“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment;

(c)	disposals of assets associated with discontinued operations; and

(d)	any other examples of “exceptional items” (as such term has the meaning attributed to it in IFRS).

“Exclusion Policy” means the European Investment Bank Exclusion Policy as published on the Bank’s website.

“FATCA” means:

(a)	Sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Bank is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Fee Letter” means the letter from the Bank to the Borrower dated 19 July 2024 (OPS/EGPF/-2-DTLS/2024-0179/ADL/ms).

“Final Availability Date” means:

(a)	for Tranche A, the day falling 6 (six) months after the date of this Contract;

(b)	for Tranche B, the day falling 24 (twenty-four) months after the date of this Contract; and

(c)	for Tranche C, the day falling 36 (thirty-six) months after the date of this Contract.

“Finance Documents” means:

(a)	this Contract;

(b)	any Guarantee Agreement;

(c)	the Warrant Issuance Agreement;

(d)	any Warrant Agreement;

(e)	the Registration Rights Agreement;

(f)	the Fee Letter; and

(g)	any other document designated a “Finance Document” by the Borrower and the Bank.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with IFRS in force prior to 1 January 2019, be treated as a finance or capital lease.

“Fixed Assets” means a long-term tangible property or equipment used by the Group to operate its business as shown in the Parent’s latest consolidated financial statements, as at the end of any Relevant Period.

“GAAP” means generally accepted accounting principles in Denmark, including IFRS.

“GDPR” means General Data Protection Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC.

“Group” means the Group Companies, taken together as a whole.

“Group Company” means the Parent and its Subsidiaries.

“Guarantee Agreement” means the Parent Guarantee Agreement, a Guarantee Agreement duly executed by IOB US and any other guarantee and indemnity agreement in form and substance satisfactory to the Bank to be entered into by a Guarantor as guarantor and the Bank as beneficiary.

“Guarantor” means:

(a)	the Parent;

(b)	IOB US; and

(c)

each Material Subsidiary (and any other Group Company, as the case may be) which enters into a Guarantee Agreement, including in accordance with sub-paragraph (b) of Paragraph 16 (Guarantees) of Schedule H (General Undertakings), allowing the Borrower to fulfil its undertaking under Paragraph 29 (Obligors’ revenues, assets and EBITDA threshold) of Schedule H (General Undertakings).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Illegal Activities” means any of the following illegal activities or activities carried out for illegal purposes according to applicable laws in any of the following areas: (i) fraud, corruption, coercion, collusion or obstruction, (ii) money laundering, financing of terrorism or tax crimes each as defined in the AML Directives, and (iii) other illegal activity against the financial interests of the European Union as defined in the PIF Directive.

“Illegality Event” has the meaning given to it in Article 5.3.3 (Illegality Event).

“Indebtedness” means any:

(a)	obligations for borrowed money;

(b)	indebtedness under any acceptance credit;

(c)	indebtedness under any bond, debenture, note or similar instrument;

(d)	instrument under any bill of exchange;

(e)

indebtedness in respect of any interest rate or currency swap or forward currency sale or purchase or other form of interest or currency hedging transaction (including without limit caps, collars and floors);

(f)	indebtedness under any Finance Lease;

(g)	indebtedness (actual or contingent) under any guarantee, bond security, indemnity or other agreement;

(h)	indebtedness (actual or contingent) under any instrument entered into for the purpose of raising finance;

(i)	indebtedness in respect of a liability to reimburse a purchaser of any receivables sold or discounted in the event that any amount of those receivables is not paid;

(j)	indebtedness arising under a securitisation; or

(k)	other transaction which has the commercial effect of borrowing.

“Intellectual Property Rights” means intellectual property rights of every designation (including, without limitation, patents, utility patents, copyrights, design rights, trademarks, service marks and know how) whether capable of registration or not.

“Intercompany Loan” means a loan between 2 (two) Group Companies.

“InvestEU Fund” means the InvestEU Fund as established, inter alia, under the InvestEU Regulation.

“InvestEU Fund MSS Declaration” means the “InvestEU Minimum Social Safeguards (MSS) Declaration signed by the Borrower on 6 December 2024.

“InvestEU Regulation” means the regulation (EU) of the European Parliament and of the Council of 24 March 2021 establishing the InvestEU Programme and amending regulation (EU) 2015/1017 (OJ L 107, 26.3.2021, p. 30).

“Investment” has the meaning given to that term in Recital (A).

“Investment Cost Reduction Event” has the meaning given to it in Article 5.3.1 (Investment Cost Reduction Event)

“IOB US” means IO Bio US, Inc. (file no. 5956026), a company incorporated in Delaware, having its registered office at 5640 Fishers Lane, Suite C, Rockville, MD 20852.

“Lead Organisation” means the European Union, the United Nations and international standard setting organisations including the International Monetary Fund, the Financial Stability Board, the Financial Action Task Force, the Organisation for Economic Cooperation and Development and the Global Forum on Transparency and Exchange of Information for Tax Purposes and any successor organisations.

“Legal Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under statutes of limitation, and defences of set-off or counterclaim under mandatory law of any relevant jurisdiction;

(c)	similar principles, rights and defences under the mandatory laws of any relevant jurisdiction; and

(d)

any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Bank under or in connection with the Finance Documents.

“List of Authorised Signatories and Accounts” means a list, in form and substance satisfactory to the Bank, setting out:

(a)	the Authorised Signatories, accompanied by evidence of signing authority of the persons named on the list and specifying if they have individual or joint signing authority;

(b)	the specimen signatures of such persons;

(c)

the bank account(s) to which disbursements may be made under this Contract (specified by IBAN code if the country is included in the IBAN Registry published by SWIFT, or in the appropriate account format in line with the local banking practice), BIC/SWIFT code of the bank and the name of the bank account(s) beneficiary, together with evidence that such account(s) have been opened in the name of the beneficiary; and

(d)

the bank account(s) from which payments under this Contract will be made by the Borrower (specified by IBAN code if the country is included in the IBAN Registry published by SWIFT, or in the appropriate account format in line with the local banking practice), BIC/SWIFT code of the bank and the name of the bank account(s) beneficiary, together with evidence that such account(s) have been opened in the name of the beneficiary.

“Loan” means the aggregate of the amounts disbursed from time to time by the Bank under this Contract.

“Loan Outstanding” means the aggregate of the amounts disbursed from time to time by the Bank under this Contract that remains outstanding.

“Material Adverse Change” means any event or change of condition, which, in the reasonable opinion of the Bank, has a material adverse effect on:

(a)	the ability of any Obligor to perform its payment or other material obligations under the Finance Documents;

(b)	the business, operations or property of any Obligor (other than IOB US provided that it is not a Material Subsidiary) or the Group as a whole; or

(c)

subject to the Legal Reservations, the legality, validity or enforceability of, or the effectiveness or ranking of, any Security granted to the Bank, or the rights or remedies of the Bank under the Finance Documents.

“Material Press Release” means a press release that causes the price per share of common stock of the Parent to increase or decrease by 5% (five per cent.) or more:

(a)	if the press release is issued prior to the market opening on a Trading Day, during the course of such Trading Day; or

(b)	if the press release is issued during market opening hours on a Trading Day or after market close on a Trading Day, during the course of the subsequent Trading Day.

“Material Subsidiary” means any Subsidiary from time to time, whose gross revenues, total assets or EBITDA represents more than 10% of:

(a)	the consolidated gross revenues of the Group;

(b)	the Total Assets; or

(c)	the consolidated EBITDA of the Group,

as calculated based on the then latest consolidated audited accounts of the Group.

“Maturity Date” means, for each Tranche, the sole repayment date, which shall be a Payment Date, of that Tranche as specified in the relevant Disbursement Offer, being 6 years from the Disbursement Date of the relevant Tranche.

“MNPI” has the meaning given to it in paragraph (c) of Article 10.10 (No MNPI or prohibited disclosures).

“Non-EIB Financing” means any loan (save for the Loan and any other direct loans from the Bank to the Borrower or a Guarantor), credit bond or other form of Indebtedness or any obligation for the payment or repayment of money originally granted to the Borrower or a Guarantor) in each case provided that any debt with an original maturity date that falls prior to the Maturity Date applicable to any disbursed Tranche shall not constitute Non-EIB Financing.

“Obligor” means the Borrower and each Guarantor.

“Parent” has the meaning given to that term in Recital (C).

“Parent Guarantee Agreement” means the Guarantee Agreement to be provided by the Parent to the Bank.

“Payment Account” means the bank account from which payments under this Contract will be made by the Borrower, as set out in the most recent List of Authorised Signatories and Accounts.

“Payment Date” means the annual dates specified in the Disbursement Offer until and including the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means the following Relevant Business Day, without adjustment to the interest under Article 4.1 (Payment in Kind (PIK) Interest) except for the final interest capitalisation only, when it shall mean the preceding Relevant Business Day, with adjustment to the interest under Article 4.1 (Payment in Kind (PIK) Interest).

“Permitted Guarantees” means each and every guarantee permitted in accordance with Paragraph 16 (Guarantees) of Schedule H (General Undertakings).

“Permitted Hedging” has the meaning given to such term in Paragraph 17 (Hedging) of Schedule H (General Undertakings).

“Permitted Indebtedness” means Indebtedness of the Borrower and/or any Group Company which is permitted in accordance with Paragraph 15 (Indebtedness) of Schedule H (General Undertakings).

“Permitted Security” means Security of the Borrower and/or any Group Company which is permitted in accordance with sub-paragraph (c) of Paragraph 23 (Negative pledge) of Schedule H (General Undertakings).

“PIF Directive” means Directive (EU) 2017/1371 of the European Parliament and of the Council of 5 July 2017 on the fight against fraud to the European Union’s financial interests by means of criminal law.

“PIK Interest Rate” means 8% (eight hundred basis points) per annum.

“Prepayment Amount” means the amount of a Tranche to be prepaid by the Borrower in accordance with Articles 5.2 (Voluntary prepayment), 5.3 (Compulsory prepayment and cancellation) or 9.1 (Right to demand repayment).

“Prepayment Date” means the date as requested by the Borrower and agreed by the Bank or indicated by the Bank, as applicable, on which the Borrower shall effect prepayment of a Prepayment Amount.

“Prepayment Event” means any of the events described in Article 5.3 (Compulsory Prepayment).

“Prepayment Fee” means, in relation to a Prepayment Amount in respect of a Tranche, a fee as follows:

(a)	a fee of 5% (five hundred basis points) of the Prepayment Amount if the Prepayment Date is after the relevant Disbursement Date but before or on the first anniversary of such Disbursement Date;

(b)

a fee of 3% (three hundred basis points) of the Prepayment Amount if the Prepayment Date is after the first anniversary of the relevant Disbursement Date but before or on the second anniversary of such Disbursement Date;

(c)

a fee of 2% (two hundred basis points) of the Prepayment Amount if the Prepayment Date is after the second anniversary of the relevant Disbursement Date but before or on the third anniversary of such Disbursement Date; or

(d)

a fee of 1% (one hundred basis points) of the Prepayment Amount if the Prepayment Date is after the third anniversary of the relevant Disbursement Date but before or on the fourth anniversary of such Disbursement Date, with such fee being payable on the applicable Prepayment Date. For the avoidance of doubt, no Prepayment Fee shall be payable if the Prepayment Date is after the fourth anniversary of the relevant Disbursement Date but before or on the Maturity Date.

“Prepayment Notice” means a written notice from the Bank to the Borrower in accordance with Article 5.2.3 (Prepayment mechanics).

“Prepayment Request” means a written request from the Borrower to the Bank to prepay all or part of the Loan Outstanding, in accordance with Article 5.2.1 (Prepayment option).

“Registration Rights Agreement” means the registration rights agreement contemplating the registration for resale of any shares of common stock of the Parent purchased by the Bank pursuant to the Warrant Agreements, to be entered into by and between the Parent and the Bank, in form and substance satisfactory to the Bank.

“Relevant Business Day” means a day on which real time gross settlement system operated by the Eurosystem (T2), or any successor system, is open for settlement of payments in EUR.

“Relevant Party” has the meaning given to it in Schedule I (Information and Visits).

“Relevant Period” means each period of 12 (twelve) months ending on or about the last day of the financial year.

“Relevant Person” means, with respect to any Obligor, any member of its management bodies; or any person acting for it, on its behalf or under its control, having the power to give directions and/or exercise control with respect to the Credit, the Loan or the Investment.

“Repeating Representations” means each of the representations set out in Schedule G (Representations and Warranties) other than those Paragraphs thereof which are identified with the words “(Non-repeating)” at the end of the Paragraphs.

“Sanctioned Person” means any individual or entity (for the avoidance of doubt, the term entity includes, but is not limited to, any government, group or terrorist organisation) who is a designated target of, or who is otherwise a subject of, Sanctions (including, without limitation, as a result of being owned or otherwise controlled, directly or indirectly, by any individual or entity, who is a designated target of, or who is otherwise a subject of, Sanctions).

“Sanctions” means the economic or financial sanctions laws, regulations, trade embargoes or other restrictive measures (including, in particular, but not limited to, measures in relation to the financing of terrorism) enacted, administered, implemented and/or enforced from time to time by any of the following:

(a)	the United Nations, including, inter alia, the United Nations Security Council;

(b)	the European Union, including, inter alia, the Council of the European Union and the European Commission, and any other competent bodies/institutions or agencies of the European Union;

(c)

the government of the United States of America, and any department, division, agency, or office thereof, including, inter alia, the Office of Foreign Asset Control (OFAC) of the United States Department of the Treasury, the United States Department of State and/or the United States Department of Commerce; and

(d)

the government of the United Kingdom, and any department, division, agency, office or authority, including, inter alia, the Office of Financial Sanctions Implementation of His Majesty’s Treasury and the Department for International Trade of the United Kingdom.

“Security” means any mortgage, pledge, lien, charge, assignment, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Social Matters” means all, or any of, the following:

(a)	labour and working conditions;

(b)	occupational health and safety;

(c)	rights and interests of vulnerable groups;

(d)	rights and interests of indigenous peoples;

(e)	gender equality;

(f)	public health, safety and security;

(g)	avoidance of forced evictions and alleviation of hardship arising from involuntary resettlement; and

(h)	stakeholder engagement.

“Subsidiary” means an entity of which the Parent has direct or indirect control or owns directly or indirectly more than 50% (fifty per cent.) of the voting capital or similar right of ownership and ‘control’ for this purpose means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Description” has the meaning given to it in Recital (A).

“Total Assets” means the total consolidated assets of the Group, as shown in the Parent’s latest consolidated financial statements, as at the end of any Relevant Period.

“Trade Payables” means amounts owed by a Goup Company to suppliers following the purchase of products or services, and payable in the short term.

“Trade Receivables” means amounts owed by clients to a Group Company following the sale of products or services, and to be paid in the short term.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the following markets or exchanges on which the common stock of the Parent is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB, OTCQX or Pink Open Market (or any successors to any of the foregoing).

“Tranche” means each disbursement made or to be made under this Contract consisting of Tranche A, Tranche B and Tranche C. In the event that no Disbursement Acceptance has been received, Tranche shall mean a Tranche as offered under Article 2.2.2. (Disbursement Offer).

“Tranche A” means the first Tranche in the amount set out in paragraph (a) of Article 2.2.1 (Tranches), in relation to which warrants are granted to the Bank in accordance with the Warrant Issuance Agreement and a PIK Interest Rate shall be paid in accordance with Article 4.1 (Payment in Kind (PIK) Interest).

“Tranche A Warrant Agreement” means the warrant agreement to be issued to the Bank in connection with disbursement of Tranche A pursuant to the terms of the Warrant Issuance Agreement.

“Tranche B” means the second Tranche in the amount set out in paragraph (b) of Article 2.2.1 (Tranches), in relation to which warrants are granted to the Bank in accordance with the Warrant Issuance Agreement and a PIK Interest Rate shall be paid in accordance with Article 4.1 (Payment in Kind (PIK) Interest).

“Tranche B Warrant Agreement” means the warrant agreement to be issued to the Bank in connection with disbursement of Tranche B pursuant to the terms of the Warrant Issuance Agreement.

“Tranche C” means the third Tranche in the amount set out in paragraph (c) of Article 2.2.1 (Tranches), in relation to which warrants are granted to the Bank in accordance with the Warrant Issuance Agreement and a PIK Interest Rate shall be paid in accordance with Article 4.1 (Payment in Kind (PIK) Interest).

“Tranche C Warrant Agreement” means the warrant agreement to be issued to the Bank in connection with disbursement of Tranche C pursuant to the terms of the Warrant Issuance Agreement.

“US” or “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“USD” or “United States dollar” denotes that lawful currency of the United States of America.

“Voluntary Non-EIB Prepayment Event” means a voluntary prepayment by the Borrower or a Guarantor (for the avoidance of doubt, prepayment shall include a repurchase, redemption or cancellation where applicable) of a part or the whole of any Non-EIB Financing, unless such prepayment is made out of the proceeds of a loan or other indebtedness having a term at least equal to the unexpired term of the Non-EIB Financing prepaid.

“Warrant Agreements” means the Tranche A Warrant Agreement, the Tranche B Warrant Agreement, and the Tranche C Warrant Agreement.

“Warrant Issuance Agreement” means the warrant issuance agreement with respect to the right to receive certain warrants entitling the Bank (or its permitted successors or assignees) to purchase shares in the share capital of the Parent, to be entered into between the Parent as the company and the Bank as the original warrantholder, in form and substance satisfactory to the Bank.

ARTICLE 2

Credit and Disbursements

2.1	Amount of Credit

By this Contract the Bank establishes in favour of the Borrower, and the Borrower accepts, a credit in an aggregate amount of up to EUR 37,500,000 (thirty-seven million five hundred thousand euro) for the financing of the Investment (the “Credit”).

2.2	Disbursement procedure

2.2.1	Tranches

The Bank shall disburse the Credit in 3 (three) Tranches, as set out below:

(a)	Tranche A, in an amount of EUR 10,000,000 (ten million euro);

(b)	Tranche B, in an amount of EUR 12,500,000 (twelve million five hundred thousand euro); and

(c)	Tranche C, in an amount of EUR 15,000,000 (fifteen million euro).

Each Tranche may only be disbursed in full.

2.2.2	Disbursement Offer

Upon request by the Borrower and subject to Article 2.5 (Conditions of Disbursement), provided that no event mentioned in sub-paragraph (c) of Article 2.6 (Cancellation) has occurred and is continuing, the Bank shall send to the Borrower a Disbursement Offer for the disbursement of a Tranche. The latest time for receipt by the Borrower of a Disbursement Offer is 6 (six) Business Days before the Final Availability Date. The Disbursement Offer shall specify:

(a)	the amount of the Tranche;

(b)	the Disbursement Date, which shall be a Relevant Business Day, falling at least 6 (six) Business Days after the date of the Disbursement Acceptance and on or before the Final Availability Date;

(c)	the interest rate basis of the Tranche, namely:

(i)	the PIK Interest Rate applicable to such Tranche and

(ii)	the Payment Dates and interest periods;

(d)	the Maturity Date;

(e)	the Disbursement Acceptance Deadline; and

(f)	the relevant number of shares of common stock of the Parent issuable pursuant to the terms of the Warrant Agreement applicable to such Tranche.

2.2.3	Disbursement Acceptance

(a)

The Borrower may accept a Disbursement Offer by delivering a Disbursement Acceptance to the Bank no later than the Disbursement Acceptance Deadline, which shall in any case be at least 6 (six) Business Days before the Disbursement Date. The Disbursement Acceptance shall be signed by an Authorised Signatory with individual representation rights or 2 (two) or more Authorised Signatories with joint representation right and shall specify the Disbursement Account to which disbursement of the Tranche should be made in accordance with Article 2.3 (Disbursement Account).

(b)

If a Disbursement Offer is duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline, and provided the conditions in Article 2.5.3 (All Tranches – Other Conditions) are met, the Bank shall make the Accepted Tranche available to the Borrower in accordance with the relevant Disbursement Offer and subject to the terms and conditions of this Contract.

(c)

The Borrower shall be deemed to have refused any Disbursement Offer which has not been duly accepted in accordance with its terms on or before the Disbursement Acceptance Deadline, in which case the Tranche shall not be made available to the Borrower by the Bank, and the Credit shall not be affected.

(d)

The Bank may rely on the information set out in the most recent List of Authorised Signatories and Accounts provided to the Bank by the Borrower. If a Disbursement Acceptance is signed by a person defined as Authorised Signatory under the most recent List of Authorised Signatories and Accounts provided to the Bank by the Borrower, the Bank may assume that such person has the power to sign and deliver in the name and on behalf of the Borrower such Disbursement Acceptance.

2.3	Disbursement Account

(a)	Disbursement shall be made to the Disbursement Account specified in the relevant Disbursement Acceptance, provided that such Disbursement Account is acceptable to the Bank.

(b)	Only one Disbursement Account may be specified for each Tranche.

2.4	Currency of disbursement

The Bank shall disburse each Tranche in EUR.

2.5	Conditions of Disbursement

2.5.1	Initial Documentary Conditions Precedent

No Disbursement Offer in respect of Tranche A will be provided by the Bank under this Contract unless the Bank has confirmed that it has received in form and substance satisfactory to it no later than the date falling 10 (ten) Business Days before the Disbursement Date all of the documents and other evidence listed in Schedule F (Initial Documentary Conditions Precedent).

2.5.2	All Tranches - Documentary Conditions Precedent

No Disbursement Offer, including the first Disbursement Offer, will be provided by the Bank under this Contract unless the Bank has confirmed that it has received, in form and substance satisfactory to it no later than the date falling 10 (ten) Business Days before the Disbursement Date:

(a)

a certificate from the Borrower in the form of Schedule D (Form of Drawdown Certificate), signed by an Authorised Signatory(ies) and dated no earlier than the date falling 14 (fourteen) Business Days before the Disbursement Date;

(b)	evidence of the Borrower’s solvency position on the basis of an up-to-date transcript from the Danish Business Authority; and

(c)

evidence of any Guarantor’s solvency position in the form of a Guarantor’s solvency certificate in which the relevant Guarantor makes representation about its solvency and (if available in a given jurisdiction) attaches to it relevant evidence of such solvency status from competent public registers.

2.5.3	All Tranches – Other Conditions

The Bank will only be obliged to make any Accepted Tranche available to the Borrower if on the Disbursement Date for the proposed Tranche:

(a)	the Repeating Representations are correct in all respects; and

(b)

no event or circumstance which constitutes or would with the passage of time or the giving of notice or the making of any determination under this Contract (or any combination of the foregoing) constitute:

(i)	an Event of Default; or

(ii)	a Prepayment Event other than pursuant to Article 5.3.1 (Investment Cost Reduction Event),

has occurred and is continuing unremedied or unwaived or would result from the disbursement of the proposed Tranche.

2.5.4	Tranche A – Additional Conditions Precedent

Without prejudice to the generality of Articles 2.5.1 (Initial Documentary Conditions Precedent) to 2.5.3 (All Tranches – Other Conditions), no Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche A unless the Bank has confirmed that it has received in form and substance satisfactory to it, no earlier than the date falling 15 (fifteen) Business Days, and no later than the date falling 10 (ten) Business Days, before the Disbursement Date, and in any event at least 5 (five) Trading Days after any Material Press Release, the execution by the Parent and delivery to the Bank of the Tranche A Warrant Agreement in accordance with the Warrant Issuance Agreement.

2.5.5	Tranche B – Additional Conditions Precedent

Without prejudice to the generality of Articles 2.5.1 (Initial Documentary Conditions Precedent) to 2.5.3 (All Tranches – Other Conditions), no Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche B unless Tranche A has been disbursed in full and the Bank has confirmed that it has received in form and substance satisfactory to it no earlier than the date falling 15 (fifteen) Business Days, and no later than the date falling 10 (ten) Business Days, before the Disbursement Date, and in any event at least 5 (five) Trading Days after any Material Press Release:

(a)	the execution by the Parent and delivery to the Bank of the Tranche B Warrant Agreement in accordance with the Warrant Issuance Agreement; and

(b)	either:

(i)

evidence of positive phase III study in first line advanced melanoma study with IO102-IO103 on the full population of the study (i.e. documentation of having achieved statistical significance on PFS with a P value of 0.05 or lower with no degradation of OS trend in the treatment arm); or

(ii)

evidence of positive phase II study in another indication (e.g. first line Metastatic solid tumors such as NSCLC, or SCCHN, or Neo-adjuvant / Adjuvant solid tumors in Melanoma or SCCHN) and as further set out in either one of Paragaphs 1 to 4 of Schedule J (Positive Phase II Study).

2.5.6	Tranche C – Additional Conditions Precedent

Without prejudice to the generality of Articles 2.5.1 (Initial Documentary Conditions Precedent) to 2.5.3 (All Tranches – Other Conditions), no Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche C unless Tranche B has been disbursed in full and the Bank has confirmed that it has received in form and substance satisfactory to it no earlier than the date falling 15 (fifteen) Business Days, and no later than the date falling 10 (ten) Business Days, before the Disbursement Date, and in any event at least 5 (five) Trading Days after any Material Press Release:

(a)	the execution by the Parent and delivery to the Bank of the Tranche C Warrant Agreement in accordance with the Warrant Issuance Agreement;

(b)

evidence that at least USD 50,000,000 in cash has been injected into or received by the Parent after the date of this Contract through the issuance of new shares in the Parent or through payments to the Parent or the Borrower from partnerships; and

(c)	evidence that the Borrower has:

(i)

submitted regulatory application for marketing approval in the United States or the European Union based on positive phase III study in first line advanced melanoma study IO102-IO103 either based on interim analysis for accelerated approval in the United States or based on the full population of the study for standard approval in the United States or the European Union; or

(ii)	submitted a regulatory application for market authorisation for earlier lines of melanoma treatment (i.e. neoadjuvant or adjuvant setting) in the United States or the European Union.

2.6	Cancellation

(a)	The Borrower may send a written notice to the Bank requesting a cancellation of the undisbursed Credit or a portion thereof. In its written notice the Borrower:

(i)	must specify whether the Credit shall be cancelled in whole or in part and, if in part, the amount of the Credit to be cancelled; and

(ii)	must not request any cancellation of an Accepted Tranche which has a Disbursement Date falling within 5 (five) Business Days of the date of such written notice.

Upon receipt of such written notice, the Bank shall cancel the requested portion of the Credit with immediate effect.

(b)

No part of Tranche A or Tranche B may be cancelled pursuant to sub-paragraph (a) above unless no part of Tranche C is available for disbursement under this Contract and no part of Tranche A may be cancelled pursuant to sub-paragraph (a) above unless no part of Tranche B and Tranche C is available for disbursement under this Contract.

(c)	At any time upon the occurrence of the following events, the Bank may notify the Borrower in writing that the undisbursed portion of the Credit shall be cancelled in whole or in part:

(i)

a Prepayment Event, which for the avoidance of doubt and only in case of an event pursuant to Article 5.3.1 (Investment Cost Reduction Event) or 5.3.4 (Voluntary Non-EIB Prepayment Event), by an amount equal to the amount by which it is entitled to cancel the Credit;

(ii)	an Event of Default; or

(iii)

an event or circumstance which would, with the passage of time or the giving of notice or the making of any determination under this Contract (or any combination of the foregoing) constitute a Prepayment Event other than pursuant to Article 5.3.1 (Investment Cost Reduction Event) or an Event of Default.

On the date of such written notification from the Bank the relevant undisbursed portion of the Credit shall be cancelled with immediate effect.

2.7	Fee for cancellation of an Accepted Tranche

(a)	If pursuant to sub-paragraph (a) of Article 2.6 (Cancellation) the Borrower cancels an Accepted Tranche, the Borrower shall pay to the Bank the Cancellation Fee.

(b)	If pursuant to sub-paragraph (c) of Article 2.6 (Cancellation) the Bank cancels all or part of an Accepted Tranche, the Borrower shall pay to the Bank the Cancellation Fee.

(c)

If an Accepted Tranche is not disbursed on the Disbursement Date because the conditions precedent set out in Article 2.5.3 (All Tranches – Other Conditions) are not satisfied on such date, such Tranche shall be cancelled and the Borrower shall pay to the Bank the relevant Cancellation Fee.

2.8	Cancellation after expiry of the Credit

On the day following the Final Availability Date, unless otherwise specifically notified in writing by the Bank to the Borrower, any part of the Credit in respect of which no Disbursement Acceptance has been received in accordance with Article 2.2.3 (Disbursement Acceptance) shall be automatically cancelled, without any further notice from the Bank to the Borrower.

2.9	Drop Dead Fees

(a)

If no disbursement of Tranche A has been made within 6 (six) months from the date of this Contract or in case the Credit is cancelled in full under Article 2.6 (Cancellation) prior to the expiry of such term, the Borrower shall pay to the Bank a one-off contractual fee equal to 1% (one hundred basis points) of Tranche A.

(b)

If no disbursement of Tranche B has been made on the Final Availability Date and provided that that the technical condition precedent applicable to Tranche B set out in sub-paragraph (b) of Article 2.5.5 (Tranche B – Additional Conditions Precedent) has been satisfied, the Borrower shall pay to the Bank a one-off contractual fee equal to 1% (one hundred basis points) of Tranche B.

(c)

If no disbursement of Tranche C has been made on the Final Availability Date and provided that that the conditions precedent applicable to Tranche C set out in sub-paragraphs (b) and (c) of Article 2.5.6 (Tranche C—Additional Conditions Precedent) have been satisfied, the Borrower shall pay to the Bank a one-off contractual fee equal to 1% (one hundred basis points) of Tranche C.

(d)

In case of cancellation of Tranche B and/or Tranche C under paragraph (a) of Article 2.6 (Cancellation) on or prior to the Final Availability Date, the Borrower shall pay to the Bank a one-off contractual fee equal to 1% (one hundred basis points) of the cancelled amount.

(e)

The fees payable under this Article 2.9 (Drop Dead Fees) (the “Drop Dead Fees”) shall be payable by the Borrower to the Bank in EUR within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.

(f)	For the avoidance of doubt, the Drop Dead Fees payable under this Article 2.9 (Drop Dead Fees) are independent of any other fees stipulated in this Contract.

2.10	Sums due under Article 2

Sums due under Article 2.6 (Cancellation) shall be payable in EUR. Sums due under Article 2.6 (Cancellation) shall be payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.

ARTICLE 3

The Loan

3.1	Amount of Loan

The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit.

3.2	Currency of repayment, interest and other charges

(a)	The Borrower shall pay interest, principal and other charges payable in respect of each Tranche in EUR.

(b)	Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.

ARTICLE 4

Interest

4.1	Payment in Kind (PIK) Interest

Interest shall accrue on the outstanding balance of each Tranche at the PIK Interest Rate, calculated on the basis of Article 6.1 (Day count convention). Such interest shall be capitalised on each Payment Date in respect of the relevant Tranche and added to the outstanding principal amount of the Loan. Any such accrued interest shall, after being so capitalised, be treated as part of the principal amount of that Loan, shall bear all interest in accordance with this Article 4 (Interest) and shall be payable on the Maturity Date of such Tranche or, where a Tranche is prepaid, on the Prepayment Date.

4.2	Warrants

In addition to the interest payable pursuant to Article 4.1 (Payment in Kind (PIK) Interest) above, the Bank shall be entitled to receive any amounts due under the Warrant Issuance Agreement or the Warrant Agreements.

4.3	Interest on overdue sums

Without prejudice to Article 9 (Events of default), if the Borrower fails to pay any amount payable by it under this Contract on its due date, or if the Parent fails to pay any amount payable by it under the Warrant Issuance Agreement, interest shall accrue on any such overdue amount from the due date to the date of actual payment at an annual rate equal to:

(a)	for overdue sums related to each Tranche, the higher of:

(i)	the applicable PIK Interest Rate plus 2% (two hundred basis points); or

(ii)	EURIBOR plus 2% (two hundred basis points); or

(b)	for overdue sums other than under sub-paragraph (a) of Article 4.3 (Interest on overdue sums) above, EURIBOR plus 2% (two hundred basis points),

and shall be payable in accordance with the demand of the Bank. For the purpose of determining EURIBOR in relation to this Article 4.3 (Interest on overdue sums), the relevant periods within the meaning of Schedule B (Definition of EURIBOR) shall be successive periods of 1 (one) month commencing on the due date.

If the overdue sum is in a currency other than EUR, the relevant interbank rate, or, as determined by the Bank, the relevant risk-free rate that is generally retained by the Bank for transactions in that currency plus 2% (two hundred basis points) shall apply, calculated in accordance with the market practice for such rate.

ARTICLE 5

Repayment

5.1	Single instalment

The Borrower shall repay each Tranche, together with all other amounts outstanding under this Contract in relation to that Tranche, in a single instalment on the Maturity Date of that Tranche.

5.2	Voluntary prepayment

5.2.1	Prepayment option

(a)

Subject to Articles 5.2.2 (Prepayment Fee) and 5.4 (General), the Borrower may prepay all or part of any Tranche, together with accrued interest (including any interest under Article 4.1 (Payment in Kind (PIK) Interest)), any Prepayment Fee and indemnities if any and any amount due under any Finance Document in connection to such Tranche, upon giving a Prepayment Request with at least 30 (thirty) calendar days prior notice specifying:

(i)	the Prepayment Amount;

(ii)	the Prepayment Date, which shall be a Payment Date; and

(iii)	the Contract Number.

(b)	The Prepayment Request shall be irrevocable.

5.2.2	Prepayment Fee

If the Borrower prepays a Tranche, the Borrower shall pay the relevant Prepayment Fee on the Prepayment Date.

5.2.3	Prepayment mechanics

Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date. The Prepayment Notice shall specify the Prepayment Amount, the accrued interest due thereon, and the Prepayment Fee. If the Prepayment Notice specifies the Prepayment Fee, it shall also specify the deadline by which the Borrower may accept the Prepayment Notice, and the Borrower must accept the Prepayment Notice no later than such deadline as a condition to prepayment.

The Borrower shall make a prepayment in accordance with the Prepayment Notice and shall accompany the prepayment by the payment of accrued interest (including any interest under Article 4.1 (Payment in Kind (PIK) Interest)) and Prepayment Fee or indemnity, if any, due on the Prepayment Amount, as specified in the Prepayment Notice, and shall identify the Contract Number in the prepayment transfer.

5.3	Compulsory prepayment and cancellation

5.3.1	Investment Cost Reduction Event

(a)

The Borrower shall promptly inform the Bank if an Investment Cost Reduction Event has occurred or is likely to occur. At any time after the occurrence of an Investment Cost Reduction Event the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, in either case, up to the amount by which the Credit exceeds the limits referred to in paragraph (b) below together with accrued interest and all other amounts accrued and outstanding under this Contract or any other Finance Document in relation to the proportion of the Loan Outstanding to be prepaid.

(b)

For the purpose of this Article, “Investment Cost Reduction Event” means that the total cost of the Investment at completion by the final date specified in the Technical Description falls below the figure stated in Recital (A) so that the amount of the Credit exceeds:

(i)	50% (fifty per cent.);

(ii)	when aggregated with the amount of any other funds from the European Union made available for the Investment, 70% (seventy per cent.); or

(iii)	when aggregated with the principal amount of any loan provided by another implementing partner under the InvestEU Fund to finance the Investment, 50% (fifty per cent.),

of such total cost of the Investment.

5.3.2	Change Events

The Borrower shall promptly inform the Bank if:

(a)	a Change-of-Control Event has occurred; or

(b)	a Change-of-Law Event has occurred or is likely to occur.

In such case, the Borrower shall, on request of the Bank, consult with the Bank as to the impact of such event. If a Change-of-Control Event has occurred or a Change-of-Law Event has occurred or is likely to occur, the Bank may by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract or any other Finance Document.

5.3.3	Illegality Event

(a)	Upon becoming aware of an Illegality Event:

(i)	the Bank shall promptly notify the Borrower, and

(ii)

the Bank may immediately (A) suspend or cancel the undisbursed portion of the Credit, and/or (B) demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued and outstanding under this Contract or any other Finance Document on the date indicated by the Bank in its notice to the Borrower.

(b)	For the purposes of this Article, “Illegality Event” means that it becomes unlawful in any applicable jurisdiction, or if it becomes contrary to any Sanctions, for the Bank to:

(i)	perform any of its obligations as contemplated in this Contract; or

(ii)	fund or maintain the Loan.

5.3.4	Voluntary Non-EIB Prepayment Event

(a)

The Borrower shall promptly inform the Bank if a Voluntary Non-EIB Prepayment Event has occurred or is likely to occur. At any time after the occurrence of a Voluntary Non-EIB Prepayment Event the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued and outstanding under this Contract or any other Finance Document in relation to the proportion of the Loan Outstanding to be prepaid.

(b)

The proportion of the Credit that the Bank may cancel and the proportion of the Loan Outstanding that the Bank may require to be prepaid shall be the same as the proportion that the prepaid amount of the Non-EIB Financing bears to the aggregate outstanding amount of all Non-EIB Financing.

5.3.5	Disposals

If any Group Company disposes of assets forming part of the Investment or shares in subsidiaries holding assets forming part of the Investment, without the approval of the Bank, the Borrower shall apply all proceeds of such disposal to prepay the Loan Outstanding (in part or in whole), together with accrued interest, promptly following receipt of such proceeds in accordance with sub-paragraph (b) of Paragraph 7 (Disposal of assets) of Schedule H (General Undertakings).

5.3.6	Prepayment Fee

In the case of a Prepayment Event (other than pursuant to (i) a Change-of-Law Event under Article 5.3.2 (Change Events), or (ii) Article 5.3.3 (Illegality Event)) in relation to a Tranche, the Borrower shall pay a prepayment fee in an amount equal to 50% of the relevant Prepayment Fee.

5.3.7	Prepayment mechanics

Any sum demanded by the Bank pursuant to Articles 5.3.1 (Investment Cost Reduction Event) to 5.3.4 (Voluntary Non-EIB Prepayment Event) shall be paid on the date indicated by the Bank in its notice of demand, such date being a date falling not less than 30 (thirty) days from the date of the demand (or, if earlier, the last day of any applicable grace period permitted by law in respect of the event in Article 5.3.3 (Illegality Event)).

5.4	General

(a)	A repaid or prepaid amount may not be reborrowed.

(b)

If the Borrower prepays a Tranche on a date other than a relevant Payment Date, under Article 5.2 (Voluntary prepayment), or if the Bank exceptionally accepts, solely upon the Bank’s discretion, a Prepayment Request with prior notice of less than 30 (thirty) calendar days, the Borrower shall pay to the Bank an administrative fee in such an amount as the Bank shall notify to the Borrower.

ARTICLE 6

Payments

6.1	Day count convention

Any amount due under this Contract and calculated in respect of a fraction of a year shall be determined based on a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days.

6.2	Time and place of payment

(a)

If neither this Contract nor the Bank’s demand specifies a due date, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand.

(b)	Each sum payable by the Borrower under this Contract shall be paid to the following account:

or such other account notified by the Bank to the Borrower.

(c)	The Borrower shall provide the Contract Number as a reference for each payment made under this Contract.

(d)	Any disbursements by and payments to the Bank under this Contract shall be made using the Disbursement Account (for disbursements by the Bank) and the Payment Account (for payments to the Bank).

6.3	No set-off by the Borrower

All payments to be made by the Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

6.4	Disruption to Payment Systems

If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:

(a)

the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of this Contract as the Bank may deem necessary in the circumstances;

(b)

the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in sub-paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

(c)

the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 6.4 (Disruption to Payment Systems).

6.5	Application of sums received

6.5.1	General

Sums received from the Borrower shall only discharge its payment obligations if and when received in accordance with the terms of this Contract.

6.5.2	Partial payments

If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Contract, the Bank shall apply that payment in or towards payment of:

(a)	first, any unpaid fees, costs, indemnities and expenses due under this Contract;

(b)	secondly, any accrued interest due but unpaid under this Contract;

(c)	thirdly, any principal due but unpaid under this Contract; and

(d)	fourthly, any other sum due but unpaid under this Contract.

6.5.3	Allocation of sums related to Tranches

In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches at its discretion.

ARTICLE 7

Borrower undertakings and representations

7.1	Representations and Warranties

(a)

The Borrower makes the representations and warranties set out in Schedule G (Representations and Warranties) to the Bank on the date of this Contract in respect of itself and, where applicable, the other Obligors.

(b)

The Repeating Representations are deemed to be made by the Borrower (in respect of itself and, where applicable, the other Obligors) on the date of each Disbursement Acceptance, each Disbursement Date and each Payment Date by reference to the facts and circumstances then existing.

7.2	Undertakings

The undertakings in Schedule H (General Undertakings) and Schedule I (Information and Visits) remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is available.

ARTICLE 8

Charges and expenses

8.1	Taxes, duties and fees

The Borrower shall, or/and shall ensure that the relevant Obligor will, pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of each Finance Document or any related document and in the creation, perfection, registration or enforcement of any Security for the Loan to the extent applicable.

The Borrower shall, or/and shall ensure that the relevant Obligor will, pay all principal, interest, indemnities and other amounts due under this Contract or any other Finance Document gross without any withholding or deduction of any national or local impositions whatsoever, provided that if the Borrower or the relevant Obligor (as applicable) is required by law or an agreement with a governmental authority or otherwise to make any such withholding or deduction, it will gross up the payment to the Bank so that after withholding or deduction, the net amount received by the Bank is equivalent to the sum due.

8.2	Other charges

The Borrower shall bear all charges and expenses, including professional, legal, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of the Finance Documents (including, but not limited to, any Guarantee Agreement entered into pursuant to Paragraph 16 (Guarantees) of Schedule H (General Undertakings)) or any related document, any amendment, supplement or waiver in respect of the Finance Documents or any related document, and in the amendment, creation, management, enforcement and realisation of any Security for the Loan.

8.3	Increased costs, indemnity and set-off

(a)

The Borrower shall pay to the Bank any costs or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation which occurs after the date of this Contract, in accordance with or as a result of which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated.

(b)

Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any full or partial discharge that takes place in a manner other than as expressly set out in this Contract.

(c)

The Bank may set off any matured obligation due from the Borrower under each Finance Document (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

ARTICLE 9

Events of default

9.1	Right to demand repayment

The Bank may demand (in writing) without prior notice or any judicial or extra judicial step immediate repayment by the Borrower of all or part of the Loan Outstanding (as requested by the Bank), together with accrued interest, any Prepayment Fee and all other accrued or outstanding amounts under this Contract or any other Finance Document, if:

(a)	any amount payable pursuant to any Finance Document is not paid on the due date at the place and in the currency in which it is expressed to be payable, unless:

(i)	its failure to pay is caused by an administrative or technical error or a Disruption Event; and

(ii)	payment is made within 3 (three) Business Days of its due date;

(b)

any information or document given to the Bank by or on behalf of any Obligor or any representation, warranty or statement made or deemed to be made by the Borrower in, pursuant to or for the purposes of entering into any Finance Document or in connection with the negotiation or performance of any Finance Document is or proves to have been incorrect, incomplete or misleading in any material respect;

(c)	following any default of any Obligor in relation to any loan, or any obligation arising out of any financial transaction, other than the Loan:

(i)	such Obligor is required or is capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or

(ii)	any financial commitment for such other loan or obligation is cancelled or suspended;

and such other loans or obligations or commitments falling under sub-paragraphs (i) and/or (ii) above are in an aggregate principal amount in excess of EUR 50,000 (fifty thousand euro) or its equivalent in any other currency or currencies;

(d)

any Obligor is unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition with its creditors (excluding the Bank) including a moratorium, or, by reason of financial difficulties, commences negotiations with one or more of its creditors (excluding the Bank) with a view to rescheduling any of its Indebtedness;

(e)

any of the following occurs: (i) the admission by any Obligor of its inability to pay its debts when and as they become due; (ii) the execution by any Obligor of a general assignment for the benefit of creditors; (iii) the filing by or against any Obligor of a petition in bankruptcy or any petition for relief under any bankruptcy, insolvency, or debtor’s relief law, or, in the case of any involuntary filing of a petition against any Obligor, the continuation of such petition without dismissal for a period of sixty (60) days or more; (iv) the appointment of a receiver or trustee to take possession of the property or assets of any Obligor; or (v) any other corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or an order is made or an effective resolution is passed for the winding up of any Obligor, or if any Obligor is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities or any situation similar to any of the above occurs under any applicable law, unless such action, proceeding or procedure is frivolous or vexatious and is discharged, stayed or dismissed within 30 (thirty) days of commencement;

(f)

an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of any Obligor or any property forming part of the Investment;

(g)	any Obligor defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank;

(h)	any Obligor defaults in the performance of any obligation in respect of any other loan or financial instrument made to it from the resources of the Bank or the European Union;

(i)

any distress, execution, sequestration or other process is levied or enforced upon the property of any Obligor or any property forming part of the Investment and is not discharged or stayed within 30 (thirty) days;

(j)	a Material Adverse Change occurs, as compared with the position at the date of this Contract;

(k)

it is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents, or any Finance Document is not effective in accordance with its terms or is alleged by any Obligor to be ineffective in accordance with its terms; or

(l)

any Obligor fails to comply with any other provision under the Finance Documents (including, without limitation, each of the undertakings in Schedule A (Investment Specification and Reporting), Schedule H (General Undertakings) and Schedule I (Information and Visits)), unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within 20 (twenty) Business Days from the earlier of the Borrower becoming aware of the non-compliance and a notice served by the Bank on the Borrower.

9.2	Other rights at law

Article 9.1 (Right to demand repayment) shall not restrict any other right of the Bank at law to require prepayment of the Loan Outstanding.

9.3	Prepayment Fee

In case of demand under Article 9.1 (Right to demand repayment), the Borrower shall pay the Bank the amount demanded together with the relevant Prepayment Fee.

9.4	Non-Waiver

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

9.5	Automatic Acceleration

If an Event of Default under sub-paragraphs (d), (e) or (f) of Article 9.1 (Right to demand repayment) shall occur in a US court of competent jurisdiction (an “Automatic Acceleration Event”) in respect of the Borrower, then without notice to the Borrower or any other person, or any other act by the Bank or any other person, the Credit shall automatically terminate and the principal of the Loan to the Borrower, together with all accrued interest thereon, and all other amounts owed by the Borrower under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

ARTICLE 10

Law and jurisdiction, miscellaneous

10.1	Governing Law

This Contract shall be governed by Danish law (excluding Danish choice of law rules to the extent they would lead to the application of the laws of another jurisdiction).

10.2	Jurisdiction

(a)

The courts Denmark (with the Copenhagen City Court (Københavns Byret) as the court of first instance) have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Contract (including a dispute regarding the existence, validity or termination of this Contract or the consequences of its nullity).

(b)	The Parties agree that the courts of Denmark are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

10.3	Place of performance

Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract, shall be the seat of the Bank.

10.4	Evidence of sums due

In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall, in the absence of manifest error, be prima facie evidence of such amount or rate.

10.5	Entire Agreement

This Contract constitutes the entire agreement between the Bank and the Borrower in relation to the provision of the Credit hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

10.6	Invalidity

If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.

10.7	Amendments

Any amendment to this Contract shall be made in writing and shall be signed by the Parties hereto.

10.8	Counterparts

This Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

10.9	Assignment and transfer by the Bank

(a)

Subject to sub-paragraph (b) of this Article 10.9 (Assignment and transfer by the Bank), the consent of the Borrower is required for an assignment or transfer (by way of novation, sub-participation or otherwise) by the Bank of all or part of its rights, benefits or obligations under the Finance Documents, unless the assignment or transfer:

(i)	is to a Bank Affiliate; or

(ii)	is made at a time when an Event of Default has occurred and is continuing; or

(iii)	is made in respect of a sub-participation or securitisation (or similar transaction of broadly equivalent economic effect) where the Bank remains the lender of record of the Loan.

(b)

The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent 5 (five) Business Days after the Bank has requested it unless consent is expressly refused by the Borrower within that time.

(c)

The Bank shall have the right to disclose all information relating to or concerning the Borrower, the Group, the Finance Documents and the Loan in connection with or in contemplation of any such assignment or transfer.

(d)	For the purpose of this Article 10.9 (Assignment and transfer by the Bank):

“Affiliate” means any entity directly or indirectly Controlling, Controlled by or under common Control with the Bank.

“Bank Affiliate” means an Affiliate of the Bank and any other entity or platform initiated, managed or advised by the Bank.

“Control” means with respect to a given entity, the power to:

(i)	cast, or control the casting of, votes corresponding to more than 50% of the issued voting share capital of that entity; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(iii)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of such entity are obliged to comply,

and “Controlling” and “Controlled” have corresponding meanings.

10.10	No MNPI or prohibited disclosures

(a)

Notwithstanding anything set out in this Contract (including, but not limited to, in Schedule I (Information and Visits) and in Schedule Schedule H (General Undertakings)), no Group Company shall be required to submit any information to the Bank to the extent:

(i)	such information constitutes confidential information of a third party and disclosure is prohibited by agreement between that Group Company and such third party;

(ii)	such information is not in that Group Company’s possession and is not reasonably obtainable; or

(iii)	this would be contrary to applicable mandatory laws.

(b)

If considered necessary by the Bank and to the extent possible pursuant to applicable laws, the Parties shall cooperate or conclude separate arrangements in order to grant the Bank access to such information or documents that cannot otherwise be provided to the Bank pursuant to paragraph (a) above, specifically resulting from relevant provisions of other confidentiality agreements or relevant laws regulating access to such information or documents.

(c)	To the extent any information is disclosed to the Bank and such information constitutes, in the Borrower’s reasonable judgment, material non-public information (“MNPI”), the Borrower shall:

(i)	clearly designate the information as such and the Borrower shall provide notice to the Bank in advance of providing to the Bank any such MNPI;

(ii)	only provide the Bank with such information and only to the persons that the Bank has disclosed to the Borrower as being authorised to receive such information;

(iii)	label the information such that it is clear that the information qualifies as MNPI;

(iv)	clearly designate the information and indicate the sections of the information provided to the Bank that qualify as “MNPI”;

(v)	clearly indicate the basis on which the information is being disclosed to the Bank and confirm that the information has not been unlawfully disclosed; and

(vi)	provide the Bank with information as to the time at which the Borrower expects such information will no longer be classified as MNPI.

(d)

To the extent that the Borrower discloses information to the Bank and does not believe such information constitutes MNPI and the Bank disagrees with the Borrower’s determination, the Bank may submit a request for information reasonably required to understand the rationale behind the Borrower’s determination and the Borrower will provide such information within two (2) Business Days following the Bank’s request for information.

(e)

Without prejudice to the other rights of the Bank set forth in the Finance Documents, the Bank may at any time deliver written notice (an “Opt-out Notice”) to the Borrower requesting that the Bank not receive materials designated as containing MNPI; provided however that such Opt-out Notice may be subsequently revoked by the Bank at any time. Following receipt of an Opt-Out Notice from the Bank (unless subsequently revoked):

(i)	the Borrower shall not deliver, and shall procure that no other Group Company delivers, any MNPI to the Bank, except as required by applicable law; and

(ii)	for the avoidance of doubt, the Borrower shall not be required to deliver any MNPI to the Bank notwithstanding the provisions of this Contract.

(f)	To the extent that the Bank does receive MNPI in accordance with this Contract, the Bank will:

(i)	take all reasonable steps to hold in trust and confidence such MNPI and not use such MNPI for any purpose other than to evaluate its rights under the Finance Documents (the “Purpose”);

(ii)	not disclose such MNPI, except to its Affiliates and its and their employees, consultants, contractors, subcontractors and agents who:

(1)	require access to such MNPI for the Purpose; and

(2)	have been informed of the limitations on use and disclosure of such MNPI created by this Contract;

(iii)

maintain the confidentiality of the MNPI with at least the same degree of care as it maintains the confidentiality of its own confidential information, and in any event, at least a reasonable standard of care; and

(iv)	process any personal data contained in MNPI solely in accordance with applicable data protection legislation.

ARTICLE 11

Final Articles

11.1	Notices

11.1.1	Form of notice

(a)	Any notice or other communication given under this Contract must be in writing and, unless otherwise stated, may be made by letter or electronic mail.

(b)

Notices and other communications for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other Party:

(i)	on the date of delivery in relation to a hand-delivered or registered letter; or

(ii)	in the case of any electronic mail, only when such electronic mail is actually received in readable form and only if it is addressed in such a manner as the other Party shall specify for this purpose.

(c)	Any notice provided by the Borrower to the Bank by electronic mail shall:

(i)	mention the Contract Number in the subject line; and

(ii)

be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the Parties) of the notice signed by an Authorised Signatory with individual representation right or by two or more Authorised Signatories with joint representation rights of the Borrower as appropriate, attached to the electronic mail.

(d)

Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.

(e)

Without affecting the validity of electronic mail notices or communication made in accordance with this Article 11.1 (Notices), the following notices, communications and documents shall also be sent by registered letter to the relevant Party at the latest on the immediately following Business Day:

(i)	Disbursement Acceptance;

(ii)	any notices and communication in respect of the cancellation of a disbursement of any Tranche, Prepayment Request, Prepayment Notice, Event of Default, any demand for prepayment; and

(iii)	any other notice, communication or document required by the Bank.

(f)

The Parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand.

11.1.2	Addresses

The address and electronic mail address (and the department for whose attention the communication is to be made) of each Party for any communication to be made or document to be delivered under or in connection with this Contract is:

For the Bank	Attention: OPS/EGPF/2-DTLS/LSB 100 boulevard Konrad Adenauer L-2950 Luxembourg Luxembourg

For the Borrower	Attention: CFO C/O COBIS Ole Maaløes Vej 3 2200 København N Denmark

11.1.3	Demand after notice to remedy

Each Party shall promptly notify the other Party in writing of any change in their respective communication details.

11.2	US Patriot Act

The Bank hereby notifies the Borrower that pursuant to the requirements of the US Patriot Act, the Bank may be required to obtain, verify, and record information that identifies each or any Obligor, which information includes the name and address of such Obligor and other information that will allow the Bank to identify such Obligor in accordance with the US Patriot Act.

11.3	English language

(a)	Any notice or communication given under or in connection with this Contract must be in English.

(b)	All other documents provided under or in connection with this Contract must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.

IN WITNESS WHEREOF the Parties hereto have caused this Contract to be executed in 3 (three) originals in the English language.

At Luxembourg and Copenhagen, this 19th December 2024

/s/ Maria-Teresa Massaad Head of Division /s/ Yu Zhang Head of Division	/s/ Mai-Britt Zocca
Signed for and on behalf of EUROPEAN INVESTMENT BANK	Signed for and on behalf of IO BIOTECH ApS

Schedule A

Investment Specification and Reporting

A.1 Technical Description

A.1.1	Purpose, Location

The Investment finances the Borrower’s R&D expenses over the next 3 years, mainly related to the development of IO102-IO103, IO112 and IO170, as well as pre-clinical stages—discovery programs still for new leads.

The Investment will be managed mainly in Copenhagen, Denmark.

A.1.2	Description

The scope of the Investment is to support the development of targeted treatments for various cancers. The Investment cover inter alia R&D costs related to non-clinical studies and clinical trial expenses, the necessary activities to enable regulatory approvals and market access as well as manufacturing, intellectual property and G&A related costs of assets mentioned under A.1.1 (Purpose, Location) above.

A.1.3	Calendar

The investment plan is expected to be implemented in 3 (three) years, from 1 September 2024 to 30 September 2027. The investment shall be completed no later than on 30 September 2027.

A.1.4	Investment costs

Total project investment costs over the Investment period are estimated to be at least EUR 100,000,000 (one hundred million euro) or its equivalent in another currency or currencies, with the majority of expenditures to be incurred in Europe.

As summarised under A.1.2 (Description) above, financing will cover inter alia:

•	the finalisation of the IO102-IO103 clinical studies in advanced melanoma and potentially the initiation of clinical studies in other indications;

•	the regulatory approval of IO102-103 and the market access of the product;

•	preclinical and clinical studies with IO112, IO 170 as well as potential new products;

•	R&D staff costs.

R&D costs are expected to breakdown as follow over the forecasted period:

Project Costs (in EURm)	2024 Q4	2025	2026	2027 Q1-Q3
Eligible expenses *	14.4	32.7	29.7	23.2

*	based on the nature of cost described above

Investment information to be sent to the Bank and method of transmission

A.2 Information Duties

A.2.1	Dispatch of information: designation of the person responsible

The information below has to be sent to the Bank under the responsibility of:

Financial Contact
Company	IO Biotech
Contact person	Amy Sullivan
Function	Chief Financial Officer

Technical Contact
Company	IO Biotech
Contact person	Mai-Britt Zocca
Function	Chief Executive Officer

The above-mentioned contact person is the responsible contact for the time being. The Borrower shall inform the Bank immediately in case of any change.

A.2.2	Information on the Investment’s implementation

The Borrower shall deliver to the Bank the following information on the Investment progress during implementation at the latest by the deadline indicated below.

Document / information	Deadlines**	Frequency of reporting

Investment Progress Report, including:

-    A brief update on the Technical Description, explaining the reasons for significant changes vs. initial scope;

-    Update on the date of completion of each of the main Investment’s components, explaining reasons for any possible delay;

-    Update on the cost of the Investment, explaining reasons for any possible cost variations vs. initial budgeted cost;

-    A description of any major issue with impact on the Environment;

-    Update on the Investment’s demand or usage and comments;

-    Update on any new partnerships / collaboration agreements including any new governmental agreements;

-    Any significant issue that has occurred and any significant risk that may affect the Investment’s operation;

-    Update on any major changes in the R&D organisation with impact on the Investment’s completion;

-    Any legal action concerning the Investment that may be ongoing;

-    Non-confidential project-related pictures, if available.

	01/09/2025* 01/09/2026** 01/09/2027***	annual

*	For the period 01/09/2024 to 30/06/2025
**	For the period 01/07/2025 to 30/06/2026
***	For the period 01/07/2026 to 30/06/2027

A.2.3	Information on the end of the works and first year of operation

The Borrower shall deliver to the Bank the following information on the Investment completion and initial operation at the latest by the deadline indicated below.

Document / information	Date of delivery to the Bank

Investment Completion Report, including:

-    A final Technical Description of the Investment as completed, explaining the reasons for any significant change compared to the Technical Description in A.1.;

-    Update on the overall company and any technical developments update;

-    The date of completion of each of the main Investment’s components, explaining reasons for any possible delay;

-    The final cost of the Investment, explaining reasons for any possible cost variations vs. initial budgeted cost;

-    Employment effects of the Investment: person-days required during implementation split by year and compared to baseline as well as permanent new jobs created;

-    Overview of new positions created broken down by geographical region, department (R&D, manufacturing etc.), and gender;

-    A description of any major issue with impact on the Environment or social impacts;

-    Revenues and sales generated by the Company during 2025-2027;

-    Number of patents filed and granted per year during 2025-2027;

-    Number of publications in international journals during 2025-2027;

-    Overview of all current partnerships / collaboration agreements including any governmental agreements;

31/03/2028*

-    Update on the Investment’s demand or usage and comments;

-    Any significant issue that has occurred and any significant risk that may affect the Investment’s operation;

-    Any legal action concerning the project that may be on going;

-    Non-confidential project-related pictures, if available.

*	As of 30/09/2027

A.2.4	Language of reports

All reports shall be delivered in English.

Schedule B

Definition of EURIBOR

“EURIBOR” means:

(a)	in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)

in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”).

For the purposes of paragraphs (a) to (c) above:

(i)

“available” means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), or any successor to that function of EMMI, as determined by the Bank; and

(ii)

“Screen Rate” means the rate of interest for deposits in EUR for the relevant period as published at 11:00 a.m., Brussels time, or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.

If such Screen Rate is not so published, the Bank shall request the principal offices of four major banks in the euro-zone, selected by the Bank, to quote the rate at which EUR deposits in a comparable amount are offered by each of them, as at approximately 11:00 a.m., Brussels time~~,~~ on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. If no sufficient quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11:00 a.m., Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European banks for a period equal to the Representative Period.

The Bank shall inform the Borrower without delay of the quotations received by the Bank.

All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one thousandth of a percentage point, with halves being rounded up.

If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EMMI (or any successor to that function of EMMI as determined by the Bank) in respect of EURIBOR, the Bank may by notice to the Borrower amend the provision to bring it into line with such other provisions.

If the Screen Rate becomes permanently unavailable, the EURIBOR replacement rate will be the rate (inclusive of any spreads or adjustments) formally recommended by (i) the working group on euro risk-free rates established by the European Central Bank (ECB), the Financial Services and Markets Authority (FSMA), the European Securities and Markets Authority (ESMA) and the European Commission, or (ii) the European Money Market Institute, as the administrator of EURIBOR, or (iii) the competent authority responsible under Regulation (EU) 2016/1011 for supervising the European Money Market Institute, as the administrator of the EURIBOR, or (iv) the national competent authorities designated under Regulation (EU) 2016/1011, or (v) the European Central Bank.

If the Screen Rate becomes permanently unavailable and no EURIBOR replacement rate is formally recommended as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

Schedule C

Form of Disbursement Offer/Acceptance

To:	IO Biotech ApS

From:	European Investment Bank

Date:	[•]

Subject:	Disbursement Offer/Acceptance for the Finance Contract between European Investment Bank and IO Biotech ApS dated 19 December 2024 (the “Finance Contract”)

	Contract Number 97869	Serapis Number 2024-0179

Dear Sirs,

We refer to the Finance Contract. Terms defined in the Finance Contract have the same meaning when used in this letter.

Following your request for a Disbursement Offer from the Bank, in accordance with Article 2.2.2 (Disbursement Offer) of the Finance Contract, we hereby offer to make available to you the following Tranche:

(a)	Tranche [A/B/C]

(b)	Amount to be disbursed:

(c)	Disbursement Date:

(d)	PIK Interest Rate:

(e)	Payment Dates:

(f)	Maturity Date:

(g)	Number of shares of common stock of the Parent issuable pursuant to the terms of the Warrant Agreement applicable to the Tranche:

To make the Tranche available subject to the terms and conditions of the Finance Contract, the Bank must receive a Disbursement Acceptance in the form of a copy of this Disbursement Offer duly signed on your behalf, to the following electronic mail [***] no later than the Disbursement Acceptance Deadline of [time], Luxembourg time, on [date].

The Disbursement Acceptance below must be signed by an Authorised Signatory and must be fully completed as indicated, to include the details of the Disbursement Account.

If not duly accepted by the above stated time, the offer contained in this document shall be deemed to have been refused and shall automatically lapse.

If you do accept the Tranche as described in this Disbursement Offer, all the related terms and conditions of the Finance Contract shall apply, in particular, the provisions of Article 2.5 (Conditions of Disbursement).

Yours faithfully,

EUROPEAN INVESTMENT BANK

We hereby accept the above Disbursement Offer for and on behalf of the Borrower:

__________________________________________________

Date:

Account to be credited:

Account N°:

Account Holder/Beneficiary:

(please, provide IBAN format if the country is included in IBAN Registry published by SWIFT, otherwise an appropriate format in line with the local banking practice should be provided)

Bank name, identification code (BIC) and address:

Payment details to be provided:

Please transmit information relevant to:

Name(s) of the Borrower’s Authorised Signatory(ies):

………………………………………………………..……………………………………………….. …………………..

Signature(s) of the Borrower’s Authorised Signatory(ies):

IMPORTANT NOTICE TO THE BORROWER:

BY COUNTERSIGNING ABOVE YOU CONFIRM THAT THE LIST OF AUTHORISED SIGNATORIES AND ACCOUNTS PROVIDED TO THE BANK WAS DULY UPDATED PRIOR TO THE PRESENTATION OF THE ABOVE DISBURSEMENT OFFER BY THE BANK.

IN THE EVENT THAT ANY SIGNATORIES OR ACCOUNTS APPEARING IN THIS DISBURSEMENT ACCEPTANCE ARE NOT INCLUDED IN THE LATEST LIST OF AUTHORISED SIGNATORIES AND ACCOUNTS RECEIVED BY THE BANK, THE ABOVE DISBURSEMENT OFFER SHALL BE DEEMED AS NOT HAVING BEEN MADE.

Schedule D

Form of Drawdown Certificate

To:	European Investment Bank

From:	IO Biotech ApS

Date:	[•]

Subject:	Finance Contract between European Investment Bank and IO Biotech ApS dated 19 December 2024 (the “Finance Contract”)

	Contract Number 97869	Serapis Number 2024-0179

Dear Sirs,

Terms defined in the Finance Contract have the same meaning when used in this letter.

For the purposes of Article 2.5 (Conditions of Disbursement) of the Finance Contract we hereby certify to you as follows:

(a)	no Prepayment Event has occurred and is continuing unremedied;

(b)	no Security of the type prohibited under Paragraph 23 (Negative pledge) of Schedule H (General Undertakings) has been created or is in existence;

(c)	there has been no material change to any aspect of the Investment or in respect of which we are obliged to report under the Finance Contract, save as previously communicated by us;

(d)

no Default, Event of Default or a Prepayment Event other than pursuant to Article 5.3.1 (Investment Cost Reduction Event) of the Finance Contract has occurred or is continuing, or would, in each case, result from the disbursement of the proposed Tranche;

(e)

no litigation, arbitration administrative proceedings or investigation is current or to our knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against us or any of our Subsidiaries any unsatisfied judgement or award;

(f)	the Repeating Representations are correct in all respects;

(g)	no Material Adverse Change has occurred, as compared with the situation at the date of the Finance Contract;

(h)	the borrowing of the Credit, or any part thereof, by the Borrower is within the corporate powers of the Borrower; and

(i)	the most recent List of Authorised Signatories and Accounts provided to the Bank by the Borrower is up-to-date and the Bank may rely on the information set out therein.

We undertake to immediately notify the Bank if any the above fails to be true or correct as of the Disbursement Date for the proposed Tranche.

Yours faithfully,

For and on behalf of IO Biotech ApS

Date:

Schedule E

Form of Compliance Certificate

To:	European Investment Bank

From:	IO Biotech ApS

Date:	[•]

Subject:	Finance Contract between European Investment Bank and IO Biotech ApS dated 19 December 2024 (the “Finance Contract”)

	Contract Number 97869	Serapis Number 2024-0179

Dear Sirs,

We refer to the Finance Contract. This is a Compliance Certificate. Terms defined in the Finance Contract have the same meaning when used in this Compliance Certificate.

We hereby confirm:

(a)	that the Obligors’ revenues, assets and EBITDA continue to represent at any time 80% (eighty per cent.) of the Group’s revenues, assets and EBITDA;

(b)	[insert information regarding asset disposal, if any];

(c)	no Security of the type prohibited under Paragraph 23 (Negative pledge) of Schedule H (General Undertakings) has been created or is in existence; and

(d)

no Default, Event of Default or a Prepayment Event other than pursuant to Article 5.3.1 (Investment Cost Reduction Event) of the Finance Contract has occurred or is continuing. [If this statement cannot be made, this certificate should identify any potential event of default that is continuing and the steps, if any, being taken to remedy it].

Yours faithfully,

For and on behalf of IO Biotech ApS

Schedule F

Initial Documentary Conditions Precedent

(a)

The duly executed Finance Documents which are required by the Bank to be entered into at that time, including in particular the Finance Contract, the Warrant Issuance Agreement, the Registration Rights Agreement, the Fee Letter, the Parent Guarantee Agreement, a Guarantee Agreement duly executed by IOB US and any other Guarantee Agreement required to be entered into pursuant to this Contract.

(b)	The constitutional documents of each Obligor.

(c)

A copy of the resolution of the competent body (board of directors, management board, supervisory board or general meeting of shareholders) of each Obligor duly authorising the execution of the Finance Documents to which it is a party and duly authorising the relevant signatories (to the extent required by law or constitutional documents of each Obligor).

(d)	The List of Authorised Signatories and Accounts.

(e)	A copy of any power of attorney authorising the signatories to sign the relevant Finance Documents (if any).

(f)

Legal opinion as to the matters of Danish law, in the English language, issued by an external legal counsel of the Bank, amongst others, on the legality, validity and enforceability of the Finance Documents.

(g)

Legal opinion(s), in the English language, issued by external legal adviser(s) to the Borrower, addressed to the Bank on the due incorporation, valid existence and registration of the Borrower, the authority and capacity of the Borrower to enter into the Finance Documents and perform its obligations thereunder, non-conflict with constitutional documents and on any existing Danish laws applicable to companies generally that would render the opinion documents invalid, no consents, registrations or filings are required and no stamp duty is to be paid in respect of the Finance Documents, all corporate and other action required to be taken has indeed been taken, the due execution of the Finance Documents, choice of law and enforceability of judgments and that the Borrower is not entitled to claim immunity.

(h)	Legal opinion, in the English language, issued by external legal adviser(s) to the Parent, addressed to the Bank:

(i)

that the Parent and IOB US is each a corporation duly organised and validly existing in good standing and has the requisite corporate power and authority to (A) enter into the relevant Finance Documents and (B) perform its obligations under such Finance Documents;

(ii)

that the Parent and IOB US has each duly authorised, entered into, executed, and delivered the relevant Finance Documents, and such Finance Documents constitute its valid and binding obligations enforceable against it in accordance with their terms;

(iii)	on non-conflict with organisational documents or applicable laws;

(iv)	that no consents, registrations, or filings are required under US federal law in respect of the relevant Finance Documents;

(v)

that the warrants set forth in the Warrant Agreements, when issued in accordance with the terms of the Warrant Issuance Agreement, shall be duly authorised and validly issued by the Parent and constitute a legal, valid, and binding obligation enforceable against it in accordance with its terms;

(vi)

that all shares issued upon exercise of the warrants set forth in the Warrant Agreements shall be duly authorised and validly issued, fully paid, and non-assessable and shall not have been issued in violation of any pre-emptive or other similar rights; and

(vii)

that no stamp, registration, documentary, or similar tax levied by the United States is required to be paid in connection with the execution, delivery, or enforcement of the relevant Finance Documents.

(i)

A structure chart showing the Group certified as being complete and correct by an Authorised Signatory(ies) of the Borrower provided such certification is dated no earlier than the date falling 14 (fourteen) Business Days before the Disbursement Date.

(j)	The latest audited financial statements of the Obligors.

(k)	Evidence of payment of all the fees and expenses as required under the Finance Documents.

(l)

A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in Schedule F (Initial Documentary Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date falling 14 (fourteen) Business Days before the Disbursement Date.

(m)

A copy of any other document, authorisation, opinion or assurance which the Bank has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents or the validity and enforceability of the same.

Schedule G

Representations and Warranties

1.	Authorisations and Binding Obligations

(a)

Each Obligor is duly incorporated and validly existing as a company with limited liability under the laws of its jurisdiction of incorporation. No Obligor’s shares are publicly traded with the exception of the shares of the Parent.

(b)

Each Obligor has the power to carry on its business as it is now being conducted and to own its property and other assets, and to execute, deliver and perform its obligations under the Finance Documents.

(c)

Each Obligor has obtained all necessary Authorisations in connection with the execution, delivery and performance of the Finance Documents and in order to lawfully comply with its obligations thereunder, and in respect of the Investment, and all such Authorisations are in full force and effect and admissible in evidence.

(d)	The execution and delivery of, the performance of each Obligor’s obligations under and compliance with the provisions of the Finance Documents do not and will not contravene or conflict with:

(i)	subject to the Legal Reservations, any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(ii)	any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Finance Documents; or

(iii)	any provision of its constitutional documents.

(e)	The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

2.	Eligible Territory

The Borrower is established in an Eligible Territory.

3.	No default or other adverse event

(a)	There has been no Material Adverse Change since 17 December 2024. (Non-repeating)

(b)	No event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived.

4.	No proceedings

(a)

No litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgement or award.

(b)

To the best of its knowledge and belief (having made due and careful enquiry) no material Environmental or Social Claim has been commenced or is threatened against any Obligor or any relevant Affiliate in relation to the Investment.

(c)

As at the date of this Contract, no Obligor has taken any action to commence proceedings for, nor have any other steps been taken or legal proceedings commenced or, so far as the Borrower is aware, threatened against any Obligor for its insolvency, winding up or dissolution, or for any Obligor to enter into any arrangement or compositions for the benefit of creditors, or for the appointment of an administrator, receiver, administrative receiver, examiner, trustee or similar officer. (Non-repeating)

5.	Security

At the date of this Contract, no Security exists over the assets of any Group Company other than Permitted Security. (Non-repeating)

6.	Ranking

(a)

Its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(b)	No financial covenants have been concluded with any other creditor of any Obligor. (Non-repeating)

(c)	No Voluntary Non-EIB Prepayment Event has occurred. (Non-repeating)

7.	Anti-Corruption

(a)	Each Obligor is in compliance with all applicable European Union and national legislation regarding Illegal Activities.

(b)	No Obligor is engaged in any Illegal Activities and to the best of the Borrower’s knowledge no Illegal Activities have occurred in connection with the Loan and the Investment. (Non-repeating)

8.	Accounting and Tax

(a)

The latest available consolidated and unconsolidated audited accounts of the Borrower and the other Obligors have been prepared on a basis consistent with previous years and have been approved by its auditors and fairly presents, in all material respects, the financial condition and result of operations of the Borrower and the other Obligors, as relevant.

(b)	The accounting reference date of the Borrower is 31st December.

(c)	No Obligor is required to make any deduction for or on account of any Tax from any payment it may make under the Finance Documents. (Non-repeating)

(d)

All Tax returns required to have been filed by each Obligor or on its behalf under any applicable law have been filed when due and contain the information required by applicable law to be contained in them.

(e)	Each Obligor has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means.

(f)	With respect to Taxes which have not fallen due or which it is contesting, each Obligor is maintaining reserves adequate for their payment and in accordance, where applicable, with GAAP.

(g)

Under the laws of the jurisdiction of incorporation of each Obligor, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents, or the transactions contemplated by the Finance Documents. (Non-repeating)

(h)	No Obligor is a FATCA FFI.

9.	Information provided

(a)

Any information provided by any Group Company for the purposes of entering into this Contract and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and continues to be true and accurate in all material respect as at the date of this Contract;

(b)

The Group structure chart is true, complete and accurate in all material respects and represents the complete corporate structure of the Group as at the date of this Contract, and other than as set out therein the Borrower owns no other equity and/or shares in any other business entity. (Non-repeating);

(c)	As at the date of this Contract:

(i)	the information provided by the Borrower under the Declaration of Honour and InvestEU Fund MSS Declaration is complete, accurate and true in all respects; and

(ii)

the Borrower (and the Group as a whole where relevant) complies with the eligibility and exclusion criteria to be the beneficiary of the Credit as such criteria are listed in the Declaration of Honour and InvestEU Fund MSS Declaration. (Non-repeating)

10.	No indebtedness

No Obligor has Indebtedness outstanding other than Permitted Indebtedness. (Non-repeating).

11.	No Immunity

No Obligor, nor any of its assets, is entitled to immunity from suit, execution, attachment or other legal process.

12.	Pensions

The pension schemes for the time being operated by the Obligors (if any) are funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained.

13.	Sanctions

No Obligor and/or any Relevant Person

(a)	is a Sanctioned Person; or

(b)	is in breach of any Sanctions.

It is acknowledged and agreed that the representations set out in this Paragraph 13 (Sanctions) are only sought by and given to the Bank to the extent that to do so would be permissible pursuant to any applicable anti-boycott rule of the EU such as Regulation (EC) 2271/96.

Schedule H

General Undertakings

1.	Use of Loan

The Borrower shall use all amounts borrowed by it under the Loan exclusively to carry out the Investment. In any event, the Borrower shall ensure that the amount of the Credit together with any principal loan amount provided by another implementing partner under the InvestEU Fund shall not exceed 50% (fifty per cent.) of the total cost of the Investment set out in Recital (A).

2.	Completion of Investment

The Borrower shall or shall procure that the Investment is carried out in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and complete it by the final date specified therein.

3.	Procurement procedure

(a)	The Borrower shall procure works, goods and services for the Investment:

(i)	in accordance with EU Law in general and in particular with the relevant European Union procurement directives, if the latter are applicable;

(ii)

in accordance with procurement procedures which, to the satisfaction of the Bank (acting reasonably), respect the criteria of economy and efficiency and the principles of transparency, equal treatment and non-discrimination on the basis of nationality in case of public contracts not subject to the European Union procurement directives; or

(iii)

in accordance with procurement procedures which, to the satisfaction of the Bank (acting reasonably), respect the criteria of economy and efficiency in case of contracts other than public contracts not subject to the European Union procurement directives.

(b)

For cases (i) and (ii) of paragraph (a) above, the Borrower shall request in the tender documents or other reference documents for the procurement procedures referred to in sub-paragraph (a) above that the bidder declares whether or not it is subject to any exclusion decision or temporary suspension pursuant to the Exclusion Policy.

(c)

If a bidder declares to the Borrower prior to the contract award that it is subject to any exclusion decision or temporary suspension covered by the Exclusion Policy, the Borrower shall engage with the Bank in good faith and shall make best efforts in order to:

(i)	achieve an exclusion of such a bidder under applicable law so that the bidder does not participate in the Investment or, should such an exclusion not be possible,

(ii)	restructure the scope of the Investment so that no proceeds of the Loan be applied towards any works or services under any contract awarded to that bidder, unless otherwise agreed with the Bank.

4.	Compliance with laws

(a)

Each Obligor shall comply in all respects with all laws to which it or the Investment is subject, if failure so to comply would materially impair the ability of any Obligor to perform its obligations under any Finance Document.

(b)	Notwithstanding paragraph (a) above, each Obligor shall comply in all respects with any laws to which it may be subject and the breach of which would constitute an Illegal Activity.

5.	Environment and Social Matters

The Borrower shall:

(a)	implement and operate the Investment materially in compliance with Environmental and Social Law;

(b)	obtain and maintain requisite Environmental and Social Approvals for the Investment; and

(c)	materially comply with any such Environmental and Social Approvals;.

and upon becoming aware of any breach of this Paragraph 5 (Environment and Social Matters):

(d)	the Borrower shall promptly notify the Bank;

(e)	the Borrower and the Bank will consult for up to 15 (fifteen) Business Days from the date of notification with a view to agreeing the manner in which the breach should be rectified; and

(f)	the Borrower shall remedy the breach within 30 (thirty) Business Days of the end of the consultation period.

6.	Integrity

The Borrower shall not engage in (and shall not authorise or permit any person acting on its behalf or under its control to engage in) any conduct of Illegal Activity in connection with the Loan and the Investment.

7.	Disposal of assets

(a)

Except as provided below, the Borrower shall not, and shall procure that no Group Company shall, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of all or any part of any Group Company’s business, undertaking or assets (including any shares or security of any entity or a business or undertaking, or any interest in any of them).

(b)	Sub-paragraph (a) above does not apply to any such disposal:

(i)	made with the prior written consent of the Bank;

(ii)	made on arm’s length terms in the ordinary course of business of a Group Company (including, for the avoidance of doubt, any partnership and similar agreements);

(iii)	made on arm’s length terms and at fair market value for cash, which is reinvested in assets of comparable or superior type, value and quality;

(iv)	made on arm’s length terms in exchange for other assets comparable or superior as to type, value and quality;

(v)	made by one Obligor to another Obligor;

(vi)	made by a Group Company which is not an Obligor to another Group Company;

(vii)	constituted by a licence of Intellectual Property Rights made on arm’s length terms;

(viii)	made in relation to non-material assets which have depreciated to less than 25% (twenty five per cent.) of their initial value or which are obsolete;

(ix)	disposals made in relation to non-core assets on arm’s length terms (including disposals of IO112 or IO170);

(x)

made on arm’s length terms and consisting of a conveyance to a third party of a right to receive royalties on future sales pursuant to a Royalty Agreement as set out in sub-paragraph (g) of Paragraph 15 (Indebtedness);

(xi)

excluding any disposal otherwise permitted under sub-paragraphs (ii) to (x) above, disposals where the higher of the market value or consideration receivable for such disposals does not exceed (x) 10% (ten per cent.) of Total Assets during any financial year, and (y) 25% (twenty five per cent.) of Total Assets during the term of the Credit; or

(xii)	arising as a result of Permitted Security,

provided that, in respect of sub-paragraphs (ii) to (iv), (viii), (ix) and (xi) to (xii) above (unless otherwise agreed between the Parties), the disposal is not of assets forming part of the Investment or shares in subsidiaries holding assets forming part of the Investment, which may not be disposed of unless either (a) the Borrower consults the Bank in relation to such disposal, and the Bank approves the disposal, or (b) the proceeds of the disposal are applied to prepay the Bank in accordance with Article 5.3.5 (Disposals), and further provided that any disposal on arm’s length terms of IO112 or IO170 completed before the relevant asset enters phase II development shall not require prepayment pursuant to Article 5.3.5 (Disposals).

For the purposes of this Paragraph 7 (Disposal of assets), “dispose” and “disposal” includes any act effecting sale, transfer, lease or other disposal.

8.	Maintenance of assets

The Borrower shall maintain, repair, overhaul and renew all assets required in relation to the Investment as required to keep such assets in good working order.

9.	Insurances

The Borrower shall, and shall procure that each Group Company shall, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

10.	Change in business

The Borrower shall procure that no substantial change is made to the general nature business of the Borrower or the Group as a whole from that carried on at the date of this Contract.

11.	Merger

The Borrower shall not, and shall procure that no Group Company shall, enter into any amalgamation, demerger, merger or corporate reconstruction unless:

(a)	with the prior written consent of the Bank;

(b)

that merger implements an acquisition permitted under Paragraph 14 (Acquisitions) below, provided that a Group Company (and if the Borrower is part of that merger, the Borrower) is the continuing entity; or

(c)	such amalgamation, demerger, merger or corporate reconstruction does not result in a Material Adverse Change and is on a solvent basis, and provided that:

(i)	only Group Companies are involved;

(ii)

the resulting entity will not be incorporated or located in a country which is in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time; and

(iii)

if the Borrower is involved, (1) the rights and obligations of the Borrower under this Contract will remain with the Borrower, (2) the surviving entity will be the Borrower and the statutory seat of the Borrower would not as a result of such merger be transferred to a different jurisdiction, (3) the merger will not have an adverse effect on the validity, legality or enforceability of the Borrower’s obligations under this Contract or any other Finance Document; and (4) all of the business and assets of the Borrower are retained by it.

12.	Books and records

Each Obligor shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and its assets and business, including expenditures in connection with the Investment, in accordance with GAAP as in effect from time to time.

13.	Ownership

(a)

The Borrower shall, and shall procure that the Parent will, maintain more than 50% (fifty per cent.) of the share capital, directly or indirectly, of each of its Material Subsidiaries, unless a prior written consent of the Bank is received by the Borrower.

(b)

The Borrower shall, and shall procure that the Parent will, in aggregate maintain more than 50% (fifty per cent.) of the share capital, directly or indirectly, of each Guarantor (other than the Parent), unless prior written consent of the Bank is received by the Borrower.

(c)	The Borrower shall ensure that the Parent directly maintains 100% (one hundred per cent.) of the share capital of the Borrower, unless a prior written consent of the Bank is received by the Borrower.

(d)	The Borrower shall immediately notify the Bank in the event of a new entity becoming a Subsidiary through any means, including but not limited to acquisition, creation and spin-off.

(e)

The undertakings in sub-paragraphs (a), (b) and (c) above shall be calculated in accordance with GAAP as applied by the Borrower on the date of this Contract and as GAAP is amended from time to time and tested annually.

14.	Acquisitions

The Borrower shall not, and shall procure that no Group Company shall, invest in or acquire any entity or a business going concern or an undertaking (whether whole or substantially the whole of the assets or business), or any division or operating unit thereof, or any shares or securities of any entity or a business or undertaking (or in each case, any interest in any of them) (or agree to any of the foregoing), save for an acquisition or investment:

(a)	with the prior written consent of the Bank;

(b)	made by a Group Company as part of treasury transactions;

(c)	of assets pursuant to disposals permitted pursuant to sub-paragraphs (b)(v) and (b)(vi) of Paragraph 7 (Disposal of assets) above;

(d)	consisting of the formation of a new company or the acquisition of an off-the-shelf company (i.e. an existing, registered, but not operating company), provided that;

(i)	such entity has not yet commenced commercial operations, has no liabilities and has not generated any loss from any activity;

(ii)	such entity is incorporated in a country that is a member of either or both of the European Union or the Organisation of Economic Co-Operation and Development; and

(iii)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition;

(e)	by a Group Company of all the shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company, provided that:

(i)	such entity has commenced commercial operations;

(ii)	such entity is incorporated in a country that is a member of either or both of the European Union or the Organisation of Economic Co-Operation and Development; and

(iii)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition;

(f)

of shares or other ownership interest in any limited liability company or corporation, provided that such acquisition is directly or indirectly funded by way of equity into the Parent or shareholder loans to the Parent subordinated to the satisfaction of the Bank; and

(g)

of shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company or of the whole or substantially the whole of the assets or business of such entity or of any division or operating unit thereof, the consideration for which is paid in shares or does not exceed an amount in aggregate for the Group equal to 5% of Total Assets at the date of the acquisition, provided that:

(i)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition;

(ii)	the acquired entity is engaged in a business similar or complementary to the business carried on by the Group as at the date of this Contract;

(iii)

the acquired entity is not incorporated or located in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time;

(iv)

in respect of any acquisition where the consideration exceeds EUR 10,000,000 (ten million euro) (or its equivalent in another currency or currencies), legal and financial due diligence reports (including customary reliance letters in favour of the Bank) and a business plan (in the form of the most recent budget adjusted for the expected effects of the acquisition) in respect of the 3 (three) next following financial years and any other due diligence reports received in connection with the acquisition (if any) are provided to the Bank; and

(v)

the Borrower provides a Compliance Certificate for the 2 (two) 12 (twelve) month financial periods immediately following the acquisition, updated on a pro forma basis as if the acquisition has occurred.

15.	Indebtedness

The Borrower shall not, and shall procure that no other Group Company shall, incur any Indebtedness, save for Indebtedness incurred:

(a)	with the prior written consent of the Bank;

(b)	under this Contract;

(c)	under any loan permitted pursuant to Paragraph 19 (Restrictions on loans) below;

(d)	in the ordinary course of business with trade suppliers or customers;

(e)	in the ordinary course of business under an agreement to pay discounts, rebates or chargebacks on a Group Company’s product;

(f)	and which is subordinated to the Credit on terms satisfactory to the Bank;

(g)

under a royalty deal agreement (a “Royalty Agreement”) under which the Borrower may receive one or several lump sum payment(s) in consideration for a percentage of the future sales of a product, provided that the annual aggregate amount to be paid by the Borrower under the Royalty Agreement does not exceed an amount equal to 10% (ten per cent.) of the annual net sales of the product as defined and determined in such Royalty Agreement;

(h)	under any convertible loans and/or convertible loan notes issued by the Parent, provided that:

(i)	no payments of interest or repayments or prepayments of principal are scheduled or made prior to the latest Maturity Date; and

(ii)	either:

(1)	the Indebtedness thereunder and the relevant creditor’s rights are subordinated to the Credit on terms acceptable to the Bank; or

(2)	all Indebtedness thereunder automatically converts into common equity of the Parent immediately upon the occurrence of the Parent’s insolvency;

(i)	under any Finance Lease if the aggregate liability in respect of the equipment leased under all Finance Leases does not at any time exceed an amount equal to 10% of Fixed Assets;

(j)	under any factoring arrangement, provided that the aggregate face value of outstanding receivables subject to such arrangement does not at any time exceed an amount equal to 10% of Trade Receivables;

(k)	under Permitted Hedging;

(l)	under any letters of credit provided that such Indebtedness does not, singularly or in aggregate, exceed an amount equal to 10% of Trade Payables;

(m)	in respect of a Permitted Guarantee; or

(n)

not permitted by the preceding sub-paragraphs and the outstanding amount of which, when aggregated with the amount of all Indebtedness permitted pursuant to sub-paragraphs (i), (j), (l) or (m) above, does not exceed an amount in aggregate for the Group at any time equal to 10% (ten per cent.) of Total Assets.

16.	Guarantees

(a)	The Borrower shall not, and shall procure that no other Group Company shall, issue or allow to remain outstanding any guarantees in respect of any liability or obligation of any person save for:

(i)	with the prior written consent of the Bank; or

(ii)	guarantees issued in the ordinary course of trade by any Group Company:

(1)	under any Guarantee Agreement;

(2)	under any negotiable instruments;

(3)	in connection with any performance bond; or

(4)	in connection with any Permitted Indebtedness;

(iii)	guarantees issued by one Obligor for the obligations of another Obligor;

(iv)	guarantees issued by a Group Company which is not an Obligor for the obligations of another Group Company;

(v)

customary guarantee and indemnity obligations in connection with any disposal permitted pursuant to Paragraph 7 (Disposal of assets) above, provided that the Group’s liability under any such guarantee and indemnity obligation does not exceed an amount equal to the cash consideration received by the Group in connection with that disposal; and

(vi)	any other guarantees the aggregate liabilities of which do not at any time exceed an amount equal to 5% of Total Assets.

(b)

The Borrower shall procure that, as soon as any Group Company becomes a Material Subsidiary (as identified in any accounts delivered to the Bank from time to time pursuant to Paragraph 2 (Information concerning the Borrower) of Schedule I (Information and Visits)), that Group Company shall promptly notify the Bank and promptly, but not later than within 60 (sixty) days of the Bank’s request, enter into a Guarantee Agreement and provide the Bank with:

(i)

a certified copy of the resolution of the competent body (management board, supervisory board, board of directors and/or general meeting of shareholders) of such Material Subsidiary duly authorising the execution of such Guarantee Agreement and duly authorising the person or persons signing such Guarantee Agreement on behalf of such Material Subsidiary together with the specimen signature of each such person or persons;

(ii)

evidence that such Material Subsidiary has obtained all necessary Authorisations required in connection with such Guarantee Agreement and, where applicable, any accession deed in respect of such Guarantee Agreement;

(iii)

a legal opinion of a reputable law firm in the jurisdiction of incorporation of such Material Subsidiary, addressed to the Bank on the valid existence of such Material Subsidiary, the authority and capacity of such Material Subsidiary to enter into the Guarantee Agreement and on the due execution and choice of law of the Guarantee Agreement; and

(iv)

evidence of the solvency position of the Material Subsidiary in the form of a solvency certificate in which the Material Subsidiary makes a representation about its solvency and (if available in a given jurisdiction) attaches to it relevant evidence of such solvency status from competent public registers, each in form and substance satisfactory to the Bank.

17.	Hedging

The Borrower shall not, and shall procure that no other Group Company shall, enter into any derivative transaction other than Permitted Hedging, where “Permitted Hedging” means:

(a)	any derivative transaction by a Group Company to hedge actual or projected exposure arising in the ordinary course of trading and not for speculative purposes; and

(b)	any derivative instrument of a Group Company which is accounted for on a hedge accounting basis but is not entered into for speculative purposes.

18.	Restrictions on distributions

The Parent shall not declare or distribute dividends, or return or purchase shares, save for with the prior written consent of the Bank.

19.	Restrictions on loans

The Borrower shall not, and shall ensure that no other Group Company will, be a creditor in respect of any Indebtedness, save for:

(a)	any trade credit extended by any Group Company to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	(subject to compliance with Paragraph 20 (Restrictions on Intercompany Loans) below) loans by an Obligor to another Obligor;

(c)	(subject to compliance with Paragraph 20 (Restrictions on Intercompany Loans) below) any loan made by a Group Company (other than an Obligor) to another Group Company;

(d)

(subject to compliance with Paragraph 20 (Restrictions on Intercompany Loans) below) loans by an Obligor to a Group Company which is not an Obligor provided that the aggregate outstanding amount of such loans does not exceed an amount equal to the higher of USD 1,000,000 (one million United States dollars) (or its equivalent in another currency or currencies) and 1% of Total Assets;

(e)	any other loans not exceeding in aggregate a principal amount of USD 100,000 (one hundred thousand United States dollars) (or its equivalent in another currency or currencies); or

(f)	any other Indebtedness or loan advanced to or made available by any Group Company with the prior written consent of the Bank.

20.	Restrictions on Intercompany Loans

The Borrower shall not, and shall procure that no other Group Company shall, make any payment in respect of any Intercompany Loan, save for:

(a)	with the prior written consent of the Bank;

(b)	where the creditor of the Intercompany Loan is an Obligor; or

(c)	payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor.

21.	Intellectual Property Rights

The Borrower shall, and shall procure that each other Group Company shall:

(a)

obtain, safeguard and maintain its rights with respect to the Intellectual Property Rights required for the implementation of the Investment in accordance with this Contract, including complying with all material contractual provisions and that the implementation of the Investment in accordance with this Contract will not result in the infringement of the rights of any person with regard to the Intellectual Property Rights; and

(b)

ensure that any Intellectual Property Rights required for the implementation of the Investment will be owned by or licensed to the Borrower and/or other Group Companies, and where such Intellectual Property Rights which are owned by a Group Company are capable of registration, are registered to such party.

22.	Maintenance of Status

The Borrower shall, and shall procure that each other Group Company shall, remain duly incorporated and validly existing as a corporate entity with limited liability under the jurisdiction in which it is incorporated and that it will have no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated, and that it will continue to have the power to carry on its business as it is now being conducted and continue to own its property and other assets.

23.	Negative pledge

(a)	The Borrower shall not (and shall procure that no other Group Company shall) create or permit to subsist any Security over any of its assets.

(b)

For the purposes of this Paragraph 23 (Negative pledge), the term Security shall also include any arrangement or transaction on assets or receivables or money (such as the sale, transfer or other disposal of assets on terms whereby they are or may be leased to or re-acquired by any Group Company, the sale, transfer or other disposal of any receivables on recourse terms or any arrangement under which money or the benefit of a bank account or other account may be applied or set off or any preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising credit or of financing the acquisition of an asset.

(c)	Sub-paragraph (a) above does not apply to any Security, listed below:

(i)	any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any payment or close out netting or set-off arrangement pursuant to any Permitted Hedging, but excluding any Security under a credit support arrangement in relation to a hedging transaction;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security over or affecting any asset acquired by Group Company after the date of this Contract if:

(1)	the Security was not created in contemplation of the acquisition of that asset by a Group Company;

(2)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a Group Company; and

(3)	the Security is removed or discharged within 3 (three) months of the date of acquisition of such asset;

(v)

any Security over or affecting any asset of any company which becomes a Group Company after the date of this Contract, where the Security is created prior to the date on which that company becomes a Group Company, if:

(1)	the Security was not created in contemplation of the acquisition of that company;

(2)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(3)	the Security is removed or discharged within 3 (three) months of that company becoming a Group Company;

(vi)

any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Company in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Group Company; or

(vii)

any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by a Group Company other than any permitted under sub-paragraphs (i) to (vi) above) does not exceed USD 1,000,000 (one million United States dollars) (or its equivalent in another currency or currencies).

24.	Other Undertakings

The Borrower shall take note of the Bank’s group statement on tax fraud, tax evasion, tax avoidance, aggressive tax planning, money laundering and financing of terrorism (as published on the Bank’s website and as may be amended from time to time).

25.	Data Protection

(a)

When disclosing information (other than mere contact information relating to the Borrower’s personnel involved in the management of this Contract (“Contact Data”)) to the Bank in connection with this Contract, the Borrower shall redact or otherwise amend that information (as necessary) so that it does not contain any personal data, except where this Contract specifically requires, or the Bank specifically in writing requests, the disclosure of that information in the form of personal data.

(b)	Before disclosing any personal data (other than Contact Data) to the Bank in connection with this Contract, the Borrower shall ensure that each data subject of those personal data:

(i)	has been informed of the disclosure (including the categories of personal data to be disclosed); and

(ii)

has the information in (or has been provided with an appropriate link to) the Bank’s privacy statement in relation to its lending and investment activities set out at the relevant time at https://www.eib.org/en/privacy/lending (or such other address as the Bank may notify to the Borrower in writing from time to time).

26.	Sanctions

The Borrower shall not, and shall procure that no Obligor shall, directly or indirectly:

(a)	enter into a business relationship with, and/or make any funds and/or economic resources available to, or for the benefit of, any Sanctioned Person in connection with the Investment; or

(b)

use all or part of the proceeds of the Loan or lend, contribute or otherwise make available such proceeds to any person in any manner that would result in a breach by itself and/or by the Bank of any Sanctions; or

(c)

fund all or part of any payment under this Contract or any Guarantee Agreement out of proceeds derived from activities or businesses with a Sanctioned Person, a person in breach of the Sanctions or in any manner that would result in a breach by itself and/or by the Bank of any Sanctions.

It is acknowledged and agreed that the undertakings set out in this Paragraph 26 (Sanctions) are only sought by and given to the Bank to the extent that to do so would be permissible pursuant to any applicable anti-boycott rule of the EU such as Regulation (EC) 2271/96.

27.	Repayment of Loan under the InvestEU Fund

The Borrower shall ensure that the moneys to repay any Tranche under this Contract do not come from grants under an EU program.

28.	Clauses by inclusion

If the Borrower or any Group Company concludes with any other unsecured and unsubordinated creditor a financing agreement having a term of more than one year that includes a loss-of-rating clause or a covenant or other provision regarding its financial ratios, if applicable, that is not provided for in this Contract or is more favourable to the relevant creditor than any equivalent provision of this Contract is to the Bank, the Borrower shall promptly inform the Bank and shall provide a copy of the more favourable provision to the Bank. The Bank may request that the Borrower promptly executes an agreement to amend this Contract so as to provide for an equivalent provision in favour of the Bank.

29.	Obligors’ revenues, assets and EBITDA threshold

The Borrower shall, and shall procure that any other Obligor will, ensure that the Obligors’ revenues, assets and EBITDA represent at any time 80% (eighty per cent.) of the Group’s revenues, assets and EBITDA.

30.	Ranking

The Borrower must ensure that its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

31.	Shareholders’ agreement

The Borrower shall not (and shall ensure that no shareholder of the Borrower will with respect to the Borrower’s shares) enter into any shareholder agreement or any other documents of similar nature without the prior written consent of the Bank.

Schedule I

Information and Visits

1.	Information concerning the Investment

(a)	The Borrower shall deliver to the Bank:

(i)

the information in content and in form, and at the times, specified in Part A.2 (Information Duties) of Schedule A (Investment Specification and Reporting) or otherwise as agreed from time to time by the Parties to this Contract;

(ii)	any such information or further document concerning the Investment as the Bank may require to comply with its obligations under the InvestEU Regulation; and

(iii)

any such information or further document concerning the financing, procurement, implementation, operation and environmental or social matters of or for the Investment as the Bank may reasonably require within a reasonable time, provided always that if such information or document is not delivered to the Bank on time, and the Borrower does not rectify the omission within a reasonable time set by the Bank in writing, the Bank may remedy the deficiency, to the extent feasible, by employing its own staff or a consultant or any other third party, at the Borrower’s expense and the Borrower shall provide such persons with all assistance necessary for the purpose.

(b)

The Borrower shall submit for the approval of the Bank without delay any fundamental changes to the technical description of the Investment as set out in Part A.1 of Schedule A (Investment Specification and Reporting).

(c)	The Borrower shall promptly inform the Bank of:

(i)

any action initiated or any objection raised by any third party or any genuine complaint received by the Borrower, which is material, or any Environmental or Social Claim that is to its knowledge commenced, pending or threatened against it with regard to environmental or other matters affecting the Investment;

(ii)	any fact or event known to the Borrower, which may substantially prejudice or affect the Borrower’s ability to execute the Investment;

(iii)	any incident or accident relating to the Investment which has or is likely to have a significant adverse effect on the Environment or on Social Matters;

(iv)	a genuine allegation, complaint or information with regard to Illegal Activities or any Sanctions related to the Loan and/or the Investment;

(v)	any self-declared exclusion by a bidder that occurs prior to the contract award and is covered by the Exclusion Policy;

(vi)	any non-compliance by it with any applicable Environmental and Social Law; and

(vii)	any suspension, revocation or material modification of any Environmental and Social Approval.

and set out the action to be taken with respect to such matters;

(d)

If the total cost of the Investment exceeds the estimated figure set out in Recital (A), the Borrower shall notify the Bank without delay and shall inform the Bank of its plans to fund the increased costs.

(e)	The Borrower shall provide to the Bank, if so requested:

(i)

a certificate of its insurers showing that all assets required in order to carry out the Investment are insured with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business; and

(ii)	annually, a list of insurance policies in force covering any aspect of the Investment, together with confirmation of payment of the current premiums.

2.	Information concerning the Borrower

(a)	The Borrower shall deliver to the Bank:

(i)

as soon as they become available but in any event within 180 (one hundred and eighty) days after the end of each of its financial years the Group’s, the Parent’s and the Borrower’s audited consolidated and unconsolidated (as applicable) annual report, balance sheet, cash flow statement, profit and loss account and auditors report for that financial year together with a Compliance Certificate signed by Authorised Signatory(ies);

(ii)

as soon as they become available but in any event within 120 (one hundred and twenty days) days after the end of each of the relevant accounting periods the Group’s, the Parent’s and the Borrower’s interim consolidated and unconsolidated (as applicable) semi-annual report, balance sheet, profit and loss account and cash flow statement for the each of the first three quarters of each of its financial years together with a Compliance Certificate signed by Authorised Signatory(ies);

(iii)

such further information, evidence or document concerning its general financial situation or such certificates of compliance with the undertakings of Article 7 (Borrower undertakings and representations) as the Bank may deem necessary or may reasonably require to be provided within a reasonable time;

(iv)

any such further information, evidence or document concerning the compliance with the due diligence requirements of the Bank, including, but not limited to “know your customer” (KYC) or similar identification procedures, when requested and within a reasonable time; and

(v)

such further information, evidence or document concerning the factual information or documents provided to the Bank for the purposes of entering into this Contract, as the Bank may deem necessary or may require to be provided within a reasonable time.

(b)	The Borrower shall inform the Bank immediately (and, in respect of sub-paragraph (iii) below, promptly upon becoming aware) of:

(i)	any Default or Event of Default having occurred or being threatened or anticipated;

(ii)

to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief is current, threatened or pending:

(1)	against the Borrower or its Controlling entities or members of the Borrower’s management bodies in connection with Illegal Activities related to the Loan or the Investment; or

(2)	which might if adversely determined result in a Material Adverse Change;

(iii)	any Change in the Beneficial Ownership of the Borrower;

(iv)	any Voluntary Non-EIB Prepayment Event that has occurred or is likely to occur; and

(v)	any claim, action, proceeding, formal notice or investigation relating to any Sanctions concerning an Obligor or any Relevant Person.

3.	Visits by the Bank

(a)

The Borrower shall, and shall procure that each Obligor will, allow the Bank and, when either required by the relevant mandatory provisions of EU law or pursuant to the InvestEU Regulation, the competent EU institutions including the European Court of Auditors, the European Commission, the European Anti-Fraud Office, the European Public Prosecutor’s Office as well as persons designated by the foregoing (each a “Relevant Party”):

(i)	to visit the sites, installations and works controlled by the Obligors comprising the Investment;

(ii)	to interview executive representatives of each Obligor, and not obstruct contacts with any other person involved in or affected by the Investment; and

(iii)

subject to providing reasonable notice and at reasonable times, to conduct such investigations, inspections, on the spot audits and checks as they may wish and review the Obligors’ books and records in relation to the execution of the Investment and to be able to take copies of related documents to the extent not prohibited by the law.

(b)

The Borrower shall, and shall procure that each Obligor will, provide the Bank and any Relevant Party, or ensure that the Bank and any Relevant Party is provided, with all necessary assistance for the purposes described in this Paragraph 3 (Visits by the Bank), including access to information, facilities and documentation for the purposes described in this paragraph.

(c)

In the case of a genuine allegation, complaint or information with regard to Illegal Activities related to the Loan and/or the Investment, the Borrower shall consult with the Bank in good faith regarding appropriate actions. In particular, if it is proven that a third party committed Illegal Activities in connection with the Loan and/or the Investment with the result that the Loan was misapplied, the Bank may, without prejudice to the other provisions of this Contract, inform the Borrower if, in its view, the Borrower should take appropriate recovery measures against such third party. In any such case, the Borrower shall in good faith consider the Bank’s views and keep the Bank informed.

4.	Disclosure and publication

The Borrower acknowledges and agrees that:

(a)

it will use the emblem of the European Union or a reference to the EU, as appropriate, in a visible way in all its press releases, communications materials, the social media, as well as in all contractual documentation directly related to the Investment;

(b)

the Bank may be obliged to communicate information relating to the Borrower and the Investment to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law or pursuant to the InvestEU Regulation;

(c)

the Bank and/or the European Commission may showcase this Investment by way of, among others, audio visual material or print publications and including information on the name and address of the Borrower, the financing form and the sector of activity of the Investment;

(d)

the Bank may publish in its website or produce press releases containing information related to the financing provided pursuant to this Contract with support under the InvestEU Fund, upon signature of this Contract, the Bank may publicise on social media or produce a press release and publish on its website information relating to the financing provided pursuant to the Contract, including the name, locality and country of establishment of the Borrower and the type of financial support received under this Contract;

(e)

unless the Borrower, prior to receiving financial support under the InvestEU Fund, declares in writing to the Bank (including by way of representation in this Contract) that the below publication by the Bank:

(i)	risks harming its commercial interests or threatening the rights and freedoms of the persons or entities concerned as protected by the Charter of Fundamental Rights of the European Union; or

(ii)	would be illegal under the laws and regulations applicable to the Borrower,

the Bank shall annually publish on its website information on the Borrower, which shall include the name and address of the Borrower and the financing form of support under the InvestEU Fund; and

(f)

if requested by the Bank, the Borrower undertakes to refer to this financing and any other financing granted by the Bank or financial instrument entered into with the Bank in its public communications up to and including the Final Availability Date.

Schedule J

Positive Phase II Study

The Bank shall be considered to have received evidence of a positive phase II study in case the Bank receives either one of the following evidence in form and substance satisfactory to the Bank (acting reasonably):

1.	IOB-022 Study: Cohort A (Lung);

For patients with PD-L1 TPS ≥ 50% with pembrolizumab, ORR is estimated to be 39% (Mok et al., 2019). An IOB-022 study for Cohort A (Lung) will constitute a positive phase II study in case of an ORR between 50-55% and/or mPFS 9.5 months or greater (the benchmark for NSCLC is mPFS 7.1).

2.	IOB-022 Study: Cohort B (SCCHN);

For patients with CPS ≥20 with pembrolizumab, ORR is reported at 23% (Burtness et al., 2019). An IOB-022 study for Cohort B (SCCHN) will constitute a positive phase II study in case of an ORR of 35% or greater and/or mPFS at least 5.4 months (the benchmark for SCCHN mPFS is 3.5m).

3.	IOB-032 Study: Cohort B (SCCHN); or

The primary endpoint is major pathological response (MPR) (defined as 10% or fewer viable cells at the time of surgery. MPR rates of 13% are reported with pembrolizumab alone in SCCHN. An IOB-032 study for Cohort B (SCCHN) will constitute a positive phase II study in case of an MPR of 25% or greater.

4.	IOB-032 Study: Cohort C (Melanoma);

MPR rates of 53% are reported with pembrolizumab alone in Melanoma. An IOB-032 study for Cohort C (Melanoma) will constitute a positive phase II study in case of an MPR of 73% or greater in this indication. This is a randomized cohort and will include patients from cohort A.